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                                                                     Exhibit 2.1
                                                               EXECUTION VERSION








                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                           FIRST STATE BANCORPORATION,

                            FIRST STATE BANK OF TAOS,

                     WASHINGTON MUTUAL FINANCE CORPORATION,

                          BLAZER FINANCIAL CORPORATION

                                       and

                         FIRST COMMUNITY INDUSTRIAL BANK

                            Dated as of May 22, 2002

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                                TABLE OF CONTENTS

   ARTICLE I DEFINITIONS ...............................................     1

   1.1 Defined Terms. ..................................................     1
   1.2 Interpretation. .................................................    10

   ARTICLE II THE MERGER ...............................................    11

   2.1 The Merger. .....................................................    11
   2.2 Effective Time. .................................................    11
   2.3 Effects of the Merger. ..........................................    12
   2.4 Conversion of Bank Common Stock. ................................    12
   2.5 Merger Sub Common Stock. ........................................    12
   2.6 Articles of Incorporation. ......................................    12
   2.7 By-Laws. ........................................................    13
   2.8 Directors and Officers. .........................................    13
   2.9 Closing. ........................................................    13
   2.10 Deliveries at Closing. .........................................    13
   2.11 Withholding. ...................................................    14
   2.12 Payment to Sole Stockholder. ...................................    14
   2.13 Reservation of Right to Revise Transaction. ....................    15

   ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER .....    15

   3.1 Organization. ...................................................    15
   3.2 Capitalization. .................................................    16
   3.3 Authority; No Violation. ........................................    17
   3.4 Consents and Approvals. .........................................    18
   3.5 Reports. ........................................................    19
   3.6 Financial Statements. ...........................................    19
   3.7 Broker's Fees. ..................................................    21
   3.8 Absence of Certain Changes or Events. ...........................    21
   3.9 Legal Proceedings. ..............................................    22
   3.10 Taxes. ........................................................     22
   3.11 Employee Benefit Plans. ........................................    24
   3.12 Bank Information. ..............................................    26
   3.13 Compliance with Applicable Law. ................................    26
   3.14 Bank Contracts. ................................................    26
   3.15 Agreements with Regulatory Agencies. ...........................    28
   3.16 Property. ......................................................    29

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   3.17 Environmental Matters. .........................................     30
   3.18 Insurance. .....................................................     31
   3.19 Employee Matters. ..............................................     32
   3.20 Investment Securities. .........................................     32
   3.21 Administration of Fiduciary Accounts. ..........................     32
   3.22 Derivative Transactions. .......................................     33
   3.23 Loans. .........................................................     33
   3.24 Intellectual Property. .........................................     35
   3.25 No other Representations. ......................................     36

   ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER ..................     36

   4.1 Organization. ...................................................     36
   4.2 Authority; No Violation. ........................................     36
   4.3 Consents and Approvals. .........................................     38
   4.4 Broker's Fees. ..................................................     38
   4.5 Reports. ........................................................     39
   4.6 Legal Proceedings. ..............................................     39
   4.7 Agreements with Regulatory Agencies; Approvals; Financing. ......     39
   4.8 No Other Representations. .......................................     40

   ARTICLE V ADDITIONAL COVENANTS ......................................     40

   5.1 Covenants relating to the Bank. .................................     40
   5.2 Loan, Accrual and Reserve Policies. .............................     43
   5.3 Buyer Forbearance. ..............................................     44

   ARTICLE VI ADDITIONAL AGREEMENTS ....................................     44

   6.1 Regulatory Matters. .............................................     44
   6.2 Access to Information. ..........................................     45
   6.3 Financing; Cooperation; Legal Conditions to the Merger. .........     46
   6.4 Third Party Proposals. ..........................................     47
   6.5 Further Assurances. .............................................     48
   6.6 Confidentiality. ................................................     48
   6.7 Certain Tax Matters. ............................................     49
   6.8 Books and Records. ..............................................     55
   6.9 Subsequent Interim Financial Statements. ........................     57
   6.10 Notification of Certain Matters. ...............................     57
   6.11 [Intentionally Omitted] ........................................     57
   6.12 Non-Solicitation ...............................................     57
   6.13 Dividend. ......................................................     58

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   6.14 Intercompany Arrangements. .....................................     59
   6.15 Employees. .....................................................     59
   6.16 Other Real Estate Owned and Non-Performing Loans. ..............     61
   6.17 Additional Loans. ..............................................     62
   6.18 Computer Equipment. ............................................     62

   ARTICLE VII CONDITIONS PRECEDENT ....................................     63

   7.1 Conditions to Each Party's Obligation to Effect the Merger. .....     63
   7.2 Conditions to Obligations of Buyer and Merger Sub. ..............     63
   7.3 Conditions to Obligations of Parent, Seller and the Bank. .......     65

   ARTICLE VIII TERMINATION AND AMENDMENT ..............................     66

   8.1 Termination. ....................................................     66
   8.2 Effect of Termination. ..........................................     67
   8.3 Termination Fee. ................................................     67
   8.4 Amendment. ......................................................     68
   8.5 Extension; Waiver. ..............................................     68
   ARTICLE IX INDEMNIFICATION ..........................................     68
   9.1 Survival Periods. ...............................................     68
   9.2 Indemnification by Seller and Parent. ...........................     69
   9.3 Indemnification by Buyer. .......................................     71
   9.4 Indemnification Procedure. ......................................     71
   9.5 Limitations. ....................................................     73
   9.6 Exclusive Remedy. ...............................................     74

   ARTICLE X GENERAL PROVISIONS ........................................     75

   10.1 Expenses. ......................................................     75
   10.2 Notices. .......................................................     75
   10.3 Counterparts. ..................................................     76
   10.4 Entire Agreement. ..............................................     77
   10.5 Governing Law. .................................................     77
   10.6 Enforcement of Agreement. ......................................     77
   10.7 Severability. ..................................................     77
   10.8 Publicity. .....................................................     77
   10.9 Assignment; No Third Party Beneficiaries. ......................     78

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                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated as of May 22, 2002, by and among First State Bancorporation, a New Mexico corporation ("Buyer"), First State Bank of Taos, a New Mexico state chartered bank and a wholly owned subsidiary of Buyer ("Merger Sub"), First Community Industrial Bank, an industrial bank incorporated under the laws of the State of Colorado (the "Bank"), Blazer Financial Corporation, a Louisiana corporation and the sole stockholder of the Bank ("Seller"), and Washington Mutual Finance Corporation, a Delaware corporation and the sole stockholder of the Seller ("Parent"). (Merger Sub and the Bank are sometimes collectively referred to herein as the "Constituent Corporations".)

                  WHEREAS, the Boards of Directors of Buyer, Merger Sub and the Bank have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which the Bank will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Merger Sub, with Merger Sub surviving the Merger as a wholly owned subsidiary of Buyer; and

                  WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

                  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

1.1 Defined Terms. For all purposes of this Agreement (as defined below), the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

                  "Acquisition Proposal" has the meaning set forth in Section
6.4.

                  "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

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                  "Affiliated Group" means an affiliated group, as that term is defined by Section 1504(a) of the Code and the Treasury Regulations promulgated thereunder, any similar group defined under state, local or foreign law, or any group of which the Bank (or any predecessor of the Bank) is or was a member for purposes of filing Consolidated or Combined Tax Returns."

                  "Agreement" means this Agreement and Plan of Merger, including the Annexes, Schedules and Exhibits attached hereto and made a part hereof, as the same may be amended from time to time in accordance with the provisions hereof.

                  "Allocation" has the meaning set forth in Section 6.7(h).

                  "Articles of Merger" has the meaning set forth in Section 2.2.

                  "Bank" has the meaning set forth in the Recitals hereto.

                  "Bank Assets" has the meaning set forth in Section 3.16.

                  "Bank Balance Sheet" has the meaning set forth in Section 3.6(a).

                  "Bank Contracts" has the meaning set forth in Section 3.14(a).

                  "Bank Merger Act" means the Bank Merger Act of 1960, as amended, and any successor to such statute.

                  "Basket" has the meaning set forth in Section 9.5(c).

                  "BHC Act" means the Bank Company Holding Act of 1956, as amended, and any successor to such statute.

                  "Big Four Accounting Firms" has the meaning set forth in
Section 6.7(c).

                  "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in Albuquerque, New Mexico or Denver, Colorado are authorized or obligated by Law or executive order to close.

                  "Buyer" has the meaning set forth in the Recitals.

                  "Buyer Disclosure Schedule" means the disclosure schedule being delivered to Seller by Buyer prior to the execution and delivery of this Agreement.

                  "Buyer Indemnified Party" means Buyer, Buyer's Affiliates (which, after the Closing shall include the Bank), and each of their respective directors, officers, shareholders, attorneys, accountants, agents and employees, and the respective heirs, successors and assigns of each of the foregoing.

                  "Buyer Plans" has the meaning set forth in Section 6.15(a).

                  "Buyer Savings Plan" has the meaning set forth in Section 6.15(b).

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                  "CBC" has the meaning set forth in Section 2.1.

                  "CBCA" has the meaning set forth in Section 2.1.

                  "Certificate" has the meaning set forth in Section 2.4(b).

                  "Closing" has the meaning set forth in Section 2.2.

                  "Closing Date" has the meaning set forth in Section 2.2.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Common Stock" means the common stock, par value $10.00 per share, of the Bank.

                  "Confidentiality Agreement" has the meaning set forth in
Section 6.2(b).

                  "Consolidated or Combined Tax Returns" means any and all Tax Returns that include or included the Bank (or any predecessor or successor of the Bank) that is or was required to be filed by any Person (including any Tax Returns filed on a consolidated, combined, unitary or aggregate group basis of which the Bank (or any predecessor or successor of the Bank) is or has been a member).

                  "Constituent Corporations" has the meaning set forth in the Recitals.

                  "Damages" has the meaning set forth in Section 9.2(a).

                  "Director of Financial Institutions Division" means the Director of Financial Institutions Division of the Licensing and Regulation Department of the State of New Mexico.

                  "Dividend" has the meaning set forth in Section 6.13.

                  "Dividend Adjustment Amount" means the amount, if any, by which $37,500,000 exceeds the Dividend.

                  "Dividend Cut-Off Date" has the meaning set forth in Section 6.13.

                  "DOJ" has the meaning set forth in Section 8.1(b).

                  "Effective Time" has the meaning set forth in Section 2.2.

                  "Encumbrances" means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

                  "Environmental Law" means all Laws (including common law), past or current, relating to pollution or protection of human health or the environment (including

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ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including (i) those related to emissions, discharges, exposures, Releases or threatened Releases of Hazardous Materials, or otherwise relating to any environmental aspect of the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials and (ii) environmental provisions of Laws, past or current , other than Environmental Laws.

                  "ERISA" has the meaning set forth in Section 3.11(a).

                  "ERISA Affiliate" has the meaning set forth in Section
3.11(a).

                  "Estimated Payments" has the meaning set forth in Section 6.7(d).

                  "FDIC" means the Federal Deposit Insurance Corporation and any successor thereto.

                  "Federal Reserve Board" has the meaning set forth in Section 3.4.

                  "Final Stub Period Taxable Income" has the meaning set forth in Section 6.7(d).

                  "Final Stub Period Taxable Loss" has the meaning set forth in
Section 6.7(d).

                  "GAAP" means generally accepted accounting principles in the United States.

                  "Governmental Entity" has the meaning set forth in Section
3.4.

                  "Hazardous Material" means any pollutant, contaminant, substance, material, or waste defined as "hazardous" or "toxic" under applicable Environmental Laws, including toxic substances, hazardous substances, petroleum and petroleum products, polychlorinated biphenyls, asbestos or asbestos-containing materials, lead or lead-based paints or materials, and radon.

                  "Indemnification Event" means any event, action, proceeding or claim for which a Person is entitled to indemnification under this Agreement.

                  "Indemnitor" means the indemnifying person, in the case of any obligation to indemnify, pursuant to the terms of this Agreement.

                  "Injunction" has the meaning set forth in Section 7.1(b).

                  "Insurance Policies" has the meaning set forth in Section
3.18.

                  "Intellectual Property" has the meaning set forth in Section 3.24.

                  "Judgment" means any judgment, injunction, order, writ, ruling or award of any Governmental Entity of competent jurisdiction.

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                  "KBW" has the meaning set forth in Section 4.4.

                  "Knowledge of Seller" or "Known to Seller" shall mean actual knowledge of the persons listed on Section 1.1 of the Seller Disclosure Schedule.

                  "Law" means all laws (including common law), statutes, treaties, codes, ordinances, rules, regulations, orders and judgments of any Governmental Entity, foreign or domestic.

                  "Leases" means all lease and sublease agreements and similar agreements with respect to personal property entered into by the Bank, as lessor, through the date hereof including all collateral security therefor such as guarantees and all insurance policies or proceeds.

                  "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

                  "Loan Commitments" means the collective reference to each commitment or obligation to extend credit to any person (including pursuant to a letter of credit or banker's acceptance) or to participate therein, whether or not such commitment, obligation or participation has been accepted or utilized by such person.

                  "Loan Documents" means the agreements, instruments, certificates, or other documents at any time evidencing or otherwise relating to, governing, or executed in connection with, or as security for, a Loan or Loan Commitment, including without limitation, notes, bond, loan agreements, letter of credit applications, letters of credit, lease financing contracts, bankers' acceptances, drafts, guarantees, deeds of trust, mortgages, assignments, security agreements, pledges, subordination or priority agreement, lien priority agreements, undertakings, security instruments, financing statements, certificates, documents, legal opinions, participation and assignment agreements and inter-creditor agreements, and all amendments, modifications, renewals, extensions, rearrangements, and substitutions with respect to any of the foregoing.

                  "Loan Property" has the meaning set forth in Section 3.17(f).

                  "Loan Request Documents" has the meaning set forth in Section 5.1b(vi).

                  "Loans" means loans, advances, notes, borrowing arrangements or other extensions of credit including, without limitation, Leases, credit enhancements, commitments, guarantees, interest-bearing assets, interests in loan participations and assignments, customer liabilities on letters of credit, bankers acceptances and participations in letters of credit (including in all cases loans made to pay interest accruing on loans, whether or not due or payable (sometimes referred to as capitalized interest)) and all amendments, modifications, renewals, extensions, refinancings and refundings of or for any of the foregoing.

                  "Material Adverse Effect" means a material adverse effect on
(i) in the case of the Bank, (x) the assets, properties, liabilities, business, prospects, results of

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operations or condition (financial or other) of the Bank or (y) the ability of
Parent, Seller and their Affiliates (including the Bank) to perform their obligations hereunder and to consummate the transactions contemplated hereby or
(ii) in the case of Buyer, the ability of Buyer to perform its obligations hereunder and to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect the cause of which is (1) any change in banking, savings association and similar Laws of general applicability or interpretations thereof by courts or Governmental Entities, (2) any change in GAAP or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (3) the announcement of this Agreement or any action or omission of either party or any Subsidiary thereof required or permitted to be taken by it under this Agreement (including the payment by the Bank of the Dividend and the sale or liquidation of Bank Assets in accordance with Section 6.13 in order to have sufficient cash to pay the Dividend but excluding with respect to the Bank, Parent and Seller compliance with Section 5.1(a)), (4) any changes in general economic conditions affecting banks, savings associations, or their holding companies generally, (5) any change in national or international, political or social conditions, including without limitation, the engagement of the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, provided that none of the changes or occurrences described in this clause (5) results in the destruction or loss of use of the Bank Assets, (6) an increase in the level of non-performing assets of the Bank following the date hereof (provided that Seller and Parent are in compliance with their obligations under Sections 5.1(a), 5.1(b)(vi) and 6.16), (7) an increase in the rate of charge-offs after the date hereof on Loans made by the Bank (provided that Parent and Seller are in compliance with their obligations under Sections 5.1(a), 5.1(b)(vi), 5.2 and 6.16) and (8) any change in the Bank's net income associated with any reduction of net Loans in the ordinary course of business consistent with past practice (provided that Parent and Seller are in compliance with their obligations under Sections 5.1(a) and 6.17).

                  "Merger" has the meaning set forth in the Recitals hereto.

                  "Merger Consideration" has the meaning set forth in Section 2.4(a).

                  "Merger Sub" has the meaning set forth in the Recitals hereto.

                  "NMBA" has the meaning set forth in Section 2.1.

                  "OREO" means other real estate owned.

                  "Participation Facility" has the meaning set forth in Section 3.17(f).

                  "Permitted Liens" means (i) Encumbrances reflected or reserved on the Bank's Balance Sheet, (ii) statutory Liens for Taxes not yet due and payable, (iii) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other

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similar liens and encumbrances arising in the ordinary course of business, which in the aggregate, are not material, and (iv) such encumbrances and imperfections of title as do not materially detract from the value of the properties or assets and do not materially interfere in the present or proposed use of such properties or assets.

                  "Person" means any individual, partnership, limited partnership, limited liability partnership, limited liability company, foreign limited liability company, trust, estate, corporation, custodian, trustee, executor, administrator, nominee, Governmental Entity or any other entity.

                  "Plans" has the meaning set forth in Section 3.11(a).

                  "Preliminary Stub Period Taxable Income" has the meaning set forth in Section 6.7(d).

                  "Preliminary Stub Period Taxable Loss" has the meaning set forth in Section 6.7(d).

                  "Purchase Price" means $67 million, plus the Dividend Adjustment Amount, if any.

                  "Registration Statement" means the registration statement to be filed by Buyer with the SEC under the Securities Act with respect to the shares of common stock, no par value of Buyer (the "Buyer Common Stock"), to be issued by Buyer in order to fund payment of a portion of the Purchase Price.

                  "Regulatory Agencies" has the meaning set forth in Section
3.5.

                  "Regulatory Agreement" means any agreement, consent agreement or memorandum of understanding with, any commitment letter or similar undertaking to, any order or directive by, any extraordinary supervisory letter from, or any board resolutions adopted at the request of (whether or not set forth in Section 3.15 of the Seller Disclosure Schedule or Section 4.7 of the Buyer Disclosure Schedule), any Regulatory Agency or other Governmental Entity

                  "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

                  "Representative" means, with respect to any Person, any officer, director, employee, agent, advisor or other representative of such Person.

                  "Requisite Regulatory Approvals" has the meaning set forth in
Section 7.1(a).

                  "SEC" means the U.S. Securities and Exchange Commission.

                  "Securities" has the meaning set forth in Section 6.3(b).

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                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Seller" has the meaning set forth in the Recitals.

                  "Seller Disclosure Schedule" means the disclosure schedule being delivered to Buyer by Seller prior to the execution and delivery of this Agreement.

                  "Seller Pension Plan" has the meaning set forth in Section 6.15(e).

                  "Seller Savings Plan" has the meaning set forth in Section 6.15(b).

                  "Seller's Account" means an account designated by Seller by written notice to Buyer given at least two (2) Business Days prior to the Closing Date.

                  "Seller's Affiliated Group" has the meaning set forth in
Section 6.7(f).

                  "Settlement Party" has the meaning set forth in Section
6.7(c).

                  "Shares" means all of the issued and outstanding shares of Common Stock.

                  "SRO" has the meaning set forth in Section 3.5.

                  "State Regulator" has the meaning set forth in Section 3.5.

                  "Straddle Period" means a taxable year or period beginning before, and ending after, the Closing Date.

                  "Stub Notification Period" has the meaning set forth in
Section 6.7(d).

                  "Subsidiary" means, when used with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is controlled by such Person, directly or indirectly, or is consolidated with such Person for financial reporting purposes.

                  "Surviving Bank" has the meaning set forth in Section 2.1.

                  "Tax" or "Taxes" means any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever imposed by any Governmental Entity (including, without limitation, any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, gains, license, excise, franchise, employment, social security, withholding, payroll, alternative or added minimum, ad valorem, transfer, value added, customs, or any amount that could be imposed under section 1.1502-6 of the Treasury Regulations or any similar provision of state, local, or foreign Law or imposed otherwise as successor, transferee or by way of contract, and any other direct or indirect sums imposed in lieu of any of the foregoing) together with any interest, addition or penalty imposed thereon.

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

                  "Tax Claim" has the meaning set forth in Section 6.7(c)(i).

                  "Tax Indemnified Party" has the meaning set forth in Section 6.7(c)(i).

                  "Tax Indemnifying Party" has the meaning set forth in Section 6.7(c)(i).

                  "Tax Records" means all Tax Returns and tax related workpapers relating to the Bank or any of its assets.

                  "Tax Return" means all returns, reports, statements, declarations, estimates and forms or other documents (including any related or supporting information) required to be file with respect to Taxes.

                  "Tax Sharing Agreements" has the meaning set forth in Section 6.7(f).

                  "Termination Fee" has the meaning set forth in Section 8.3(a).

                  "Third Party Claim" has the meaning set forth in Section
9.4(b).

                  "Transferred Employees" has the meaning set forth in Section 6.15(a).

                  "Transfer Tax" or "Transfer Taxes" has the meaning set forth in Section 6.7(g).

                  "Treasury Regulations" means the regulations promulgated under the Code.

1.2 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 22, 2002. The symbol "$" and the terms "dollar" and "dollars" all refer to the lawful currency of the United States of America denominated in dollars. Any disclosure in a particular section of a party's Disclosure Schedule shall be deemed disclosed in respect of any other section thereof to the extent it is reasonably readily apparent that such disclosure is applicable to such other section; provided, however, that (i) there shall be no such deemed disclosure to any such section or subsection that reads "none" or words of similar import, and (ii) the parties acknowledge and agree that the terms, provisions, impact or importance of any document or item listed shall not be deemed disclosed for any reason hereunder except to the extent expressly disclosed in the Disclosure Schedule.

                                   ARTICLE II

                                   THE MERGER

2.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the applicable provisions of the Colorado Banking Code (the "CBC"), the Colorado Business Corporation Act (the "CBCA"), and the New Mexico Banking Act (the "NMBA") at the Effective Time, the Bank shall merge with and into Merger Sub. Merger Sub shall be the surviving company (hereinafter sometimes called the "Surviving Bank") in the Merger, and shall continue its existence as a state charted bank under the laws of the State of New Mexico. The Surviving Bank shall retain the name "First State Bank of Taos". Upon consummation of the Merger, the separate existence of the Bank shall terminate.

2.2 Effective Time. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (or such other date as Buyer, Seller and the Bank shall agree), Buyer, Merger Sub and the Bank shall (i) file with the Secretary of State of the State of Colorado articles of merger and any other appropriate documents (all of such documents the "Articles of Merger") executed and acknowledged in accordance with the relevant provisions of the CBCA and (ii) file with the Director of Financial Institutions Division pursuant to the NMBA and the Public Regulation Commission of the State of New Mexico this Agreement together with copies of the resolutions of Seller and Buyer approving this Agreement and a certificate of the appropriate officers of each of Merger Sub and the Bank that no shareholders of each such party voted against approval of this Agreement. The Merger shall become effective upon the later of the date on which the Articles of Merger have been duly filed with the Public Regulation Commission of the State of Colorado and the date on which this Agreement has been filed with the Director of Financial Institutions Division and the Public Regulation Commission of the State of New Mexico or such other time as is agreed upon by the parties and specified in the Articles of Merger, and such time is hereinafter referred to as the "Effective Time".

2.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 7-111-106 of the CBCA and Section 58-4-8 NMBA.

2.4 Conversion of Bank Common Stock. The aggregate amount to be paid by or on behalf of Buyer as a result of the Merger shall equal the Purchase Price, payable as follows:

(a) At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, without interest, equal to the Purchase Price divided by the number of Shares (the "Merger Consideration").

(b) All of the shares of Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Common Stock shall thereafter only represent the right to receive the cash into which the shares of Common Stock represented by such Certificate have been converted pursuant to this Section 2.4. Certificates previously representing shares of Common Stock shall be exchanged for cash upon the surrender of such Certificates in accordance with Section 2.12 hereof, without any interest thereon.

2.5 Merger Sub Common Stock. Each of the 22,500 shares of the common stock, par value $100.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding immediately after the Effective Time and shall constitute all of the issued and outstanding shares of the Surviving Bank.

2.6 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Merger Sub as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Bank.

2.7 By-Laws. At the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to Effective Time, shall be the By-Laws of the Surviving Bank until thereafter amended in accordance with applicable law.

2.8 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Bank, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

2.9 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on the first Business Day which is no earlier than the 11th calendar day of a month and which follows the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions which relate to actions to be taken at the Closing) (the "Closing Date"), at the offices of Heller Ehrman White & McAuliffe LLP in Seattle, Washington, unless another time, date or place is agreed to in writing by the parties hereto.

2.10 Deliveries at Closing.

(a) At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the officer's certificate contemplated by Section 7.3(c) and the agreement described in Section 6.18.

(b) At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

                       (i) one or more Certificates representing all of the Shares, duly executed in blank or accompanied by stock powers duly executed in blank, in proper form for surrender pursuant to the Merger;

                       (ii) the officer's certificate contemplated by Section 7.2(c);

                       (iii) the other documents required to be delivered by Seller at the Closing under this Agreement;

                       (iv) the agreement described in Section 6.18;

                       (v) the corporate minute books for the Bank; and

                       (vi) a certificate (in form and substance reasonably satisfactory to Buyer) that, as of the Closing Date, Seller is not a foreign person within the meaning of section 1445 of the Code and the Treasury Regulations thereunder, such certificate to be substantially in the form described in Treasury Regulations section 1.1445-2(b)(2)(iii)(B).

2.11 Withholding. Notwithstanding anything in this Agreement to the contrary, if Seller does not deliver the certificate described in Section 2.10(b)(vi) at or prior to the Closing, Buyer shall be permitted to withhold from the Merger Consideration the amount required to be withheld pursuant to section 1445 of the Code, as calculated by Buyer in good faith, and (a) Buyer shall not be deemed to be in default of any of its obligations under this Agreement by virtue of having withheld such amount and (b) the amount so withheld shall be deemed to have been paid to Seller for all purposes under this Agreement.

2.12 Payment to Sole Stockholder. Subject to Section 2.11, no later than the Business Day before the Closing Date, Buyer shall deposit into escrow the aggregate amount of cash equal to the sum of (i) $67 million and (ii) the amount of consideration Parent shall be entitled to receive pursuant to Section 6.18 with either a bank or trust company reasonably acceptable to each of Parent and Buyer with mutually agreed upon escrow instructions to such bank or trust company to pay such amount to Parent, by wire transfer of immediately available funds to Seller's Account, as soon as reasonably practicable upon the occurrence of the Effective Time. In addition, if the Dividend Adjustment Amount is greater than $0, then, subject to Section 2.11, Buyer shall deposit the Dividend Adjustment Amount into such escrow or at Buyer's option, Buyer may request that the Bank deposit the Dividend Adjustment Amount into such escrow, in each case, no later than the day prior to the Closing Date. If Buyer elects to have the Bank deposit the Dividend Adjustment Amount into the escrow, Buyer shall so notify Seller, Parent and the Bank in writing at least five Business Days prior to the Closing Date, and Seller and Parent shall cause Bank to deposit the Dividend Adjustment Amount into the escrow provided that all regulatory filings or consents in connection with such deposit have been made or received. If any such regulatory filing or consent is not made or obtained, then Buyer shall have no obligation to deposit the Dividend Adjustment Amount into the escrow. The escrow shall provide that if the Merger does not close, all amounts in the escrow shall be returned to Buyer, provided, however, in the event that the Bank deposits the Dividend Adjustment Amount into escrow, then the escrow shall provide that in the event the Merger does not close, an amount equal to the Dividend Adjustment Amount, together with all interest earned thereon in the escrow, shall be returned to the Bank.

2.13 Reservation of Right to Revise Transaction. With the prior written consent of Seller, Buyer may at any time change the method of effecting the acquisition of the Bank by Buyer; provided, however, that no such change shall (a) alter or change the amount or kind of the Purchase Price, (b) adversely affect the tax treatment to Seller as a result of receiving the Purchase Price or (c) delay or jeopardize consummation of the Merger.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

     Each of Parent and Seller hereby jointly and severally represents and warrants to Buyer as follows:

3.1 Organization.

(a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Louisiana. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

(b) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

(c) The Bank is an industrial bank duly organized under the Laws of the State of Colorado. The Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have a Material Adverse Effect on the Bank. The copies of the articles of incorporation, bylaws or similar governing documents of the Bank, copies of which have previously been made available to Buyer, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(d) The minute books of the Bank contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1997 of its stockholders and Board of Directors (including committees of its Board of Directors).

3.2 Capitalization.

(a) The authorized capital stock of the Bank consists of 600,000 shares of Common Stock. There are (i) 594,459.70 shares of Common Stock issued and outstanding, (ii) no shares of preferred stock issued or outstanding and
     (iii) no shares of Common Stock or preferred stock reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof. Seller owns all of the issued and outstanding shares of Common Stock, free and clear of any and all Encumbrances. The Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of the Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Bank. Without limiting the generality of the foregoing, there is no outstanding option, warrant, convertible or exchangeable security, right, subscription, call, unsatisfied pre-emptive right or other agreement or right of any kind to purchase or otherwise acquire (including, without limitation, by exchange or conversion) any of the Bank's capital stock and, except as disclosed in
     Section 3.2(a) of the Seller Disclosure Schedule, no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which any of Parent, Seller, the Bank or any of their Affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the Bank's capital stock.

(b) The Bank has no Subsidiaries.

(c) Except as disclosed in Section 3.2(c) of the Seller Disclosure Schedule, the Bank does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

3.3 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent or any of its Affiliates (other than Seller and the Bank) are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Buyer and Merger Sub) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

(b) Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Seller, and no other corporate proceedings on the part of Seller or any of its Affiliates (other than Parent and the Bank) are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer and Merger Sub) this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

(c) The Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Bank, and by Seller as the sole shareholder of the Bank and by Parent, and no other corporate proceedings on the part of the Bank or any of its Affiliates (other than Parent and Seller) are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Bank and (assuming due authorization, execution and delivery by Buyer and Merger Sub) this Agreement constitutes a valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

(d) Neither the execution and delivery of this Agreement by Parent, Seller or the Bank, nor the consummation by Parent or Seller or the Bank of the transactions contemplated hereby, nor compliance by Parent or Seller or any of their respective Affiliates (including the Bank) with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation, bylaws or similar governing documents of Parent or Seller or the certificate of incorporation, bylaws or similar governing documents of any of their respective Affiliates (including the Bank), or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (A) violate any Law (or with respect to the Bank, any directive, policy or guideline of any Governmental Entity which has jurisdiction over the Bank) or Judgment applicable to Parent, Seller or any of their respective Affiliates (including the Bank), or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of Parent, Seller or any of their respective Affiliates (including the Bank) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Seller or any of their respective Affiliates (including the Bank) is a party, or by which they or any of their respective properties or assets may be bound or affected, including the Bank Contracts, except, in the case of clause
     (ii), for such violations, conflicts, defaults, terminations, accelerations and Encumbrances which are described with particularity in Section 3.3(d) of the Seller Disclosure Schedule or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank.

3.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications and notices, (b) the filing of applications with each of the Director of the Financial Institutions Division of the State of New Mexico, the Banking Board of the State of Colorado and the Banking Commissioner of the State of Utah and approval of such applications, (c) the filing of Articles of Merger with the Secretary of State of the State of Colorado pursuant the CBCA, (d) the filing of this Agreement together with copies of the resolutions of Seller and Buyer approving this Agreement and a certificate of the appropriate officers of each of Merger Sub and the Bank that no shareholders of each such party voted against approval of this Agreement the Director of Financial Institutions Division pursuant to the NMBA and the Public Regulation Commission of the State of New Mexico, (e) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Seller Disclosure Schedule, and (f) consents, approvals, filings or registrations the failure of which to be obtained or made will not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank, Parent, Seller or Buyer, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (i) the execution and delivery by Parent, Seller or the Bank of this Agreement or (ii) the consummation by Parent, Seller or any of their respective Affiliates (including the Bank) of the Merger and the other transactions contemplated hereby.

3.5 Reports. The Bank has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since July 31, 1997 with (a) the Federal Reserve Board, (b) the FDIC, (c) any state banking commissions or any other state regulatory authority (each a "State Regulator") and (d) and any self-regulatory organization ("SRO") (collectively, the

"Regulatory Agencies"), and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Bank, no Regulatory Agency has initiated any proceeding or, to the knowledge of Seller, investigation into the business or operations of the Bank since July 31, 1997. There is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Bank.

3.6  Financial Statements.

(a) Seller has previously made available to Buyer copies of (i) the statements of financial condition of the Bank as of December 31 for the fiscal years 2001 and 2000, and the related statements of operations and comprehensive income, stockholder's equity for the fiscal years then ended, accompanied by the audit report of Deloitte & Touche LLP, independent public accountants with respect to the Bank, and (ii) the unaudited statements of financial condition of the Bank as of March 31, 2002 and the related unaudited statement of operations for the three (3) month period then ended. The December 31, 2001 statement of financial condition of the Bank (including the related notes, where applicable) (the "Bank Balance Sheet") fairly presents the consolidated financial position of the Bank as of the date thereof, and the other financial statements referred to in this
     Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.9 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the financial position and the results of the consolidated operations of the Bank for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.9 hereof will comply, in all material respects with applicable accounting requirements with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section
     6.9 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto.

(b) Except (i) as disclosed in Section 3.6(b) of the Seller Disclosure
     Schedule, (ii) to the extent reflected or reserved against in the March 31, 2002 balance sheet and (iii) for liabilities and obligations that (A) are incurred after the date of such balance sheet in the ordinary course of conducting its business consistent with past practices and (B) individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Bank, the Bank does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including liabilities as guarantor, successor or otherwise with respect to obligations of others) and whether due or to become due. The foregoing representation shall not apply with respect to Tax matters, which matters shall be governed solely by the tax representations and warranties in Section 3.10 of this Agreement and the indemnity provisions contained in
     Section 6.7.

(c) The books and records of the Bank are maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect all transactions in a lawful manner. All assets and liabilities of the Bank and all transactions thereof have been recorded in all material respects on the books and records of the Bank in accordance with GAAP and accurately present in all material respects the transactions described therein.

(d) Section 3.6(d) of the Seller Disclosure Schedule sets forth a true, complete and correct list of each bank account and safe deposit box with respect to which the Bank is a depositor and a list of the current signatories with respect to such accounts and safe deposit boxes.

(e) The deposit accounts of the Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by the Federal Deposit Insurance Act, and all premiums and assessments required to be paid in connection therewith have been paid by the Bank.

3.7 Broker's Fees. Neither Parent, Seller nor any Affiliate of Seller (including the Bank) nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2001, there has been no change, development, event or circumstance or combination of changes, developments, events or circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Bank.

(b) Except as set forth in Section 3.8(b) of the Seller Disclosure Schedule or as contemplated by this Agreement or, from and after the date of this Agreement, as permitted under Section 5.1, since December 31, 2001, the Bank has carried on its business in the ordinary course consistent with past practices.

(c) Since December 31, 2001, neither Seller nor any of its Affiliates (in each case, only with respect to the Bank or its business), nor the Bank has (i) except for normal increases in the ordinary course of business consistent with past practices, and except as required by Law or by any contract listed in Section 3.8(c) of the Seller Disclosure Schedule, increased the compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director of the Bank from the amount thereof in effect as of December 31, 2001 (which amounts have been previously disclosed to Buyer), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus or (ii) except as set forth in Section 3.8(c) of the Seller Disclosure Schedule or as contemplated by this Agreement, taken any of the actions set forth in Section 5.1(b) hereof nor has any matter, event or circumstance described in Section 5.1(b) otherwise occurred or arisen.

(d) Since December 31, 2001, the Bank has not, as of the date of this Agreement, declared or paid any dividends on any shares of its capital stock (including the Shares).

3.9  Legal Proceedings.

(a) Except as disclosed in Section 3.9(a) of the Seller Disclosure Schedule, neither Parent, Seller or any of their respective Affiliates (in each case, only with respect to the Bank's business) nor the Bank is a party to any, and there are no pending or, to the Knowledge of Seller, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent, Seller or any of their respective Affiliates (in each case, only with respect to the Bank's business) or the Bank, other than any such proceedings, claims, actions or investigations which, individually or in the aggregate, have not had or would not reasonably be expected to have, a Material Adverse Effect on the Bank.

(b) Except as disclosed in Section 3.9(b) of the Seller Disclosure Schedule, there is no Judgment or regulatory restriction imposed upon Parent, Seller or any of their respective Affiliates (in each case, only with respect to the Bank's business), the Bank or the assets of the Bank.

(c) There is no legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature pending or, to the Knowledge of Seller, threatened against Seller or any of their respective Affiliates which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement.

3.10 Taxes. Except as set forth in Section 3.10 of the Seller Disclosure
      Schedules:

(a) All material Tax Returns required to be filed by the Bank and all Consolidated and Combined Tax Returns have been filed with the appropriate taxing authorities when due and in accordance with applicable Law, and all such Tax Returns and Consolidated and Combined Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes owed by the Bank and all material Taxes owed by any Person for which the Bank could be held responsible (whether or not shown on any Tax

     Return or any Consolidated or Combined Tax Return) have been duly and timely paid.

(c) No claim has ever been made by an authority in any jurisdiction that the Bank was required to file any Tax Return that was not filed.

(d) Seller has prior to the date hereof provided to Buyer copies of all Tax Returns of the Bank and the portion of any Consolidated or Combined Tax Return that includes the Bank for all periods ending on or after December 31, 1997.

(e) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due for any taxable period with respect to any Tax for which the Bank may be subject or liable.

(f) There are no pending, or to the Knowledge of Seller, threatened, audits, assessments, collections, investigations or other proceedings by any Governmental Entity with respect to Taxes against the Bank.

(g) There are no Liens for Taxes upon the assets or properties of the Bank, except for statutory Liens for current Taxes not yet due.

(h) The Bank is not a party to any agreement relating to the sharing or allocation of Taxes or indemnification agreement with respect to Taxes or similar contract or arrangement.

(i) The Bank has not entered into any closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign tax law) or any other agreement with similar Tax purposes.

(j) The Bank has no liability for Taxes of any Person (other than members of the Affiliated Group of which Washington Mutual, Inc. is the common parent) under section 1.1502-6 of the Treasury Regulations (or similar provisions of state, local or foreign law), as a transferee or successor, by contract or otherwise, except for any liability (i) pursuant to any lease agreement or (ii) that is not material and is pursuant to a contract entered into in the ordinary course of business.

(k) Since the date of the Bank Balance Sheet, the Bank has not incurred any liability for Taxes other than in the ordinary course of business.

(l) No power of attorney is currently in force with respect to any matter relating to Taxes of the Bank.

(m) The Bank has withheld and paid, or accrued on the Bank Balance Sheet all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(n) The Bank is not obligated to make any payments, and is not party to any agreement that would obligate it to make any payments, that would not be deductible under section 280G of the Code by reason of transactions contemplated by this Agreement.

(o) Since July 3, 1997, the Bank has not been a member of an Affiliated Group filing Combined or Consolidated Tax Returns (other than as a member of an Affiliated Group the common parent of which was Washington Mutual, Inc.).

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Seller Disclosure Schedule contains a true, complete and correct list of each deferred compensation plan and each incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Bank or any of its Affiliates or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Bank would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Bank or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Bank (the "Plans").

(b) With respect to each Plan, Seller has heretofore delivered or made available to Buyer true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof).

(c) No liability under Title IV or section 302 of ERISA has been incurred by the Bank or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Bank or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(d) With respect to each Plan that is subject to Section 412 of the Code or Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

(e) No Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any Plan a plan described in section 4063(a) of ERISA.

(f) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

(g) Each Plan intended to be "qualified" within the meaning of section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and nothing has occurred that would reasonably be expected to result in any such plan ceasing to be so qualified.

(h) Except as disclosed in Section 3.11(h) of the Seller Disclosure Schedule, no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Bank for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(i) Except as disclosed in Section 3.11(i) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Bank or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(j) There are no pending or, to the Knowledge of Seller, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits or claims which would not be reasonably expected to have a Material Adverse Effect on the Bank).

3.12 Bank Information. None of the information supplied or to be supplied by Parent, Seller or the Bank for the purpose of inclusion or incorporation by reference in (a) any syndication and other materials (including in any registration statement or prospectus to be filed under the Securities Act) to be delivered to potential financing sources in connection with the transactions contemplated by this Agreement or (b) any document to be filed with any Regulatory Agency in connection with the transactions contemplated by this Agreement will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.13 Compliance with Applicable Law. The Bank holds and has at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to all, and has complied in all respects with and is not in default in any respect under any, applicable Law (or any directive, policy or guideline of any Governmental Entity which has bank regulatory jurisdiction over the Bank) or Judgment relating to the Bank or applicable to the employees conducting the Bank's business, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank. The Bank has not received written notice of any violations of any of the above.

3.14 Bank Contracts.

(a) Except as set forth in Section 3.14(a) of the Seller Disclosure Schedule, the Bank is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):

          (i) with respect to the employment or retention of any director, officer, employee or consultant;

          (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Buyer, the Bank, the Surviving Bank or any of their respective Subsidiaries to any officer, director, consultant or employee thereof;

          (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement;

          (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of more than $5,000 per annum, in the case of any such agreement with an individual, or $50,000 per annum, in the case of any other such agreement;

               (v) which materially restricts the conduct of any line of business by the Bank or any of its Affiliates;

               (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (vii) with any of Parent, Seller or its Affiliates (other than the Bank), including any intercompany indebtedness, guaranty, receivable, payable or other account maintained between the Bank, on the one hand, and Parent, Seller or any of their respective other Affiliates, on the other hand;

               (viii) which relates to indebtedness owed by the Bank, or the guarantee thereof (other than contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables and contracts relating to borrowings or guarantees made in the ordinary course of business);

               (ix) involving intellectual property or relating to the provision of data processing, network communication or other technical services to or by the Bank, other than agreements entered into in the ordinary course of business;

               (x) with respect to any mortgage, pledge, indenture or security agreement or similar arrangement constituting an Encumbrance upon the assets or properties of the Bank;

               (xi) for the sale or purchase of personal property having a value individually, with respect to all sales or purchases thereunder, in excess of $10,000, other than in the ordinary course of business; or

               (xii) for the sale or purchase of fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $10,000, other than the sale of OREO in the ordinary course of business.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in Section 3.14(a) of the Seller Disclosure Schedule, is referred to herein as a "Bank Contract". The Bank has previously made available to Buyer true, complete and correct copies of each Bank Contract.

(b)  Except as set forth in Section 3.14(b) of the Seller Disclosure Schedules,
      (i) each Bank Contract is valid and binding, in full force and effect and enforceable in accordance with its respective terms, subject to general principles of equity and to bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally, (ii) the Bank has performed in all material respects all obligations required to be performed by it to date under each Bank Contract and (iii) no event or condition exists or has occurred which violates, conflicts with, results in a breach of any provision of or the loss of any benefit under, constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) on the part of any party under, results in the termination of or a right of termination or cancellation on the part of any party under, accelerates the performance required on the part of any party by, or results in the creation of any Encumbrance (other than Permitted Liens) upon any of the assets of the Bank under, any of the terms, conditions or provisions of any Bank Contract, except, in each case, where such failure to be valid and binding or in full force and effect, failure to be enforceable, failure to perform or such violation, conflict, breach or default, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank.

3.15 Agreements with Regulatory Agencies. None of Parent, Seller or any of their respective Affiliates (in each case, only with respect to the Bank) nor the Bank is subject to any cease-and-desist or other order issued by any Regulatory Agency or other Governmental Entity, or is a party to any Regulatory Agreement that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has any of Parent, Seller or any of their respective Affiliates (in each case, with respect to the Bank) or the Bank been advised in writing by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. As of the date of this Agreement, none of Parent, Seller, the Bank nor any of their respective Affiliates is aware of any fact or circumstance which is reasonably likely to prevent Buyer or any of its Subsidiaries from obtaining the governmental approvals and consents required in connection with the consummation of the transactions contemplated hereby.

3.16 Property.

(a) Except as set forth in Section 3.16(a) of the Seller Disclosure Schedule, the Bank has good and marketable title free and clear of all Encumbrances to all of the properties and assets, real and personal, tangible or intangible (other than OREO), which are reflected on the statement of financial condition of the Bank as of December 31, 2001 or acquired after such date (collectively, the "Bank Assets"), except for (i) dispositions of such properties or assets in the ordinary course of business or, after the date hereof, permitted by this Agreement, and (ii) Permitted Liens.

(b) Except as set forth in Section 3.16(b) of the Seller Disclosure Schedule, the Bank owns or leases all properties and assets, real and personal, tangible or intangible, required to conduct its business in the ordinary course, consistent with past practice.

(c) With respect to each lease pursuant to which the Bank, as lessee, leases real or personal property, (i) such lease is valid and binding, in full force and effect and enforceable in accordance with its respective terms subject to general principles of equity and to bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally, (ii) the Bank has performed in all material respects all obligations required to be performed by it to date under such lease, (iii) no event or condition exists or has occurred which violates, conflicts with, results in a breach of any provision of or the loss of any benefit under, constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) on the part of any party under, results in the termination of or a right of termination or cancellation on the part of any party under, accelerates the performance required on the part of any party by, or results in the creation of any Encumbrance (other than a Permitted Lien) upon any of the assets of the Bank under, any of the terms, conditions or provisions of any such lease, except, in each case, where such failure to be valid and binding or in full force and effect, failure to be enforceable, failure to perform or such violation, conflict, breach or default, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank and (iv) without limiting the generality of Section 3.3(c), except as set forth in Section 3.16(c) of the Seller Disclosure Schedule, consummation of the transactions contemplated hereby will not violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) on the part of any party under, result in the termination of or a right of termination or cancellation on the part of any party under, accelerate the performance required on the part of any party by, or result in the creation of any Encumbrance upon any of the assets of the Bank under, any of the terms, conditions or provisions of any such lease.

3.17 Environmental Matters.

(a) The Bank is and has been in compliance in all material respects with all applicable Environmental Laws.

(b) The Bank possesses all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of its business as presently conducted.

(c) The Bank has not received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law or any alleged liability involving the presence of any Hazardous Material pursuant to any Environmental Law.

(d) There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to the Knowledge of Seller, threatened in writing, before any Governmental Entity or other forum in which the Bank, any Participation Facility or, to the Knowledge of Seller, any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (ii) relating to the Release, threatened Release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Bank, any Participation Facility or any Loan Property.

(e) During the period of (i) the Bank's ownership or operation of any of its respective current or former properties, (ii) the Bank's participation in the management of any Participation Facility, or (iii), to the knowledge of Seller, the Bank's interest in a Loan Property, there has been no Release of Hazardous Materials which would require either reporting or remediation or would result in liability pursuant to any Environmental Law in, on, under or affecting any such property, Participation Facility or Loan Property. To the Knowledge of Seller, prior to the period of (1) the Bank's ownership or operation of any of its respective current or former properties, (2) the Bank's participation in the management of any Participation Facility, or (3) the Bank's interest in a Loan Property, there was no Release or threatened Release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property.

(f) The following definitions apply for purposes of this Section 3.17: (i) "Loan Property" means any property in which the Bank holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (ii) "Participation Facility" means any facility in which the Bank participates in the management and, where required by the context, said term means the owner or operator of such property.

(g) Notwithstanding any other representation and warranty in this Article III, the representations and warranties contained in this Section 3.17 constitute the sole representations and warranties of Seller with respect to any Environmental Law.

3.18 Insurance. Section 3.18 of the Seller Disclosure Schedule sets forth a true, complete and correct list of the names, types, insurance policy numbers, insurance carriers, principal amounts of coverage and deductible amounts for all insurance policies maintained by Seller or any of its Affiliates (including the Bank) with respect to the Bank or its business (the "Insurance Policies"). Each of the Insurance Policies is in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, such premiums covering all periods from the date hereof up to and including the Closing Date shall have been paid on or before the Closing Date, to the extent then due and payable. Each of the Insurance Policies is valid and enforceable in accordance with its respective terms, subject to general principles of equity and to bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally. Neither Seller nor any of its Affiliates (including the Bank) has been refused any insurance with respect to the Bank's business, nor has any coverage been limited or terminated by any insurance carrier to which any of the foregoing has applied for such insurance or with which any of the foregoing has carried insurance during the last three (3) years.

3.19 Employee Matters. Except as set forth in Section 3.19 of the Seller Disclosure Schedule, (a) the Bank is and has been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety, and wages and hours; (b) the Bank has not received written notice of any charge or complaint against the Bank pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other government agency or court or other tribunal regarding an unlawful employment practice; (c) the Bank is not party to any collective bargaining agreement and there is no labor strike, slowdown, dispute or work stoppage actually pending or threatened against or affecting the Bank;
(d) the Bank has not received written notice that any representation petition respecting the employees of the Bank has been filed with the National Labor Relations Board; (e) to Seller's Knowledge, there are no union claims to represent any of the Bank's employees and to Seller's Knowledge, there has been no labor union prior to the date hereof organizing any employees of the (a) Bank into one or more collective bargaining units; (f) there are no complaints, lawsuits, arbitrations or other proceedings pending, or to Seller's Knowledge, threatened by or on behalf of any present or former employee of the Bank alleging breach of any express or implied contract of employment; (g) the Bank is and has been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state or local statute.

3.20 Investment Securities. Section 3.20 of the Seller Disclosure Schedule sets forth (a) the book and estimated fair value as of December 31, 2001 of the investment securities, mortgage-backed securities and securities held or available for sale of the Bank and (b) an investment securities report as of such date which includes security descriptions, CUSIP numbers, pool face values, book values and coupon rates. Except as set forth in Section 3.20 of the Seller Disclosure Schedule, none of such securities are denominated in currencies other than U.S. dollars.

3.21 Administration of Fiduciary Accounts. The Bank has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither the Bank nor any of its directors, officers, employees or agents has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, complete and correct and accurately reflect the assets of such fiduciary account.

3.22 Derivative Transactions. Since December 31, 2001, the Bank has not engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (a) as agent on the order and for the account of others or (b) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments and, in any case, in accordance with all applicable Laws and all directives, policies or guidelines of any Governmental Entity which has bank regulatory jurisdiction over the Bank. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan (as defined below) held by the Bank, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. The financial position of the Bank under or with respect to each such instrument has been reflected in the books and records of the Bank in accordance with GAAP consistently applied, and no open exposure of the Bank with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $50,000.

3.23 Loans.

(a) Except as set forth in Section 3.23(a) of the Seller Disclosure Schedule, the Bank as a lender is not a party to any written or oral (i) non-U.S. dollar denominated Loans, with or to any obligor, (ii) Loan with any director or executive officer of the Bank, or any person, corporation or enterprise controlling, controlled by or under common control with the Bank, other than residential mortgage loans and consumer credit in accordance with applicable bank regulatory Laws and all applicable directives, policies or guidelines of any Governmental Entity which has bank regulatory jurisdiction over the Bank, or (iii) Loan which was, as of May 16, 2002 (A) more than ninety (90) days past due with respect to any scheduled payment of principal or interest, (B) classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import by any federal or state regulator or by the Bank's internal credit review system, (C) on non-accrual status as a result of the Bank's loan review procedures, or (D) which is a "negotiated loan" as that term is defined in Financial Accounting Standards No. 15.

(b) Except for the Loans acquired pursuant to Section 6.17, each Loan or Loan Commitment was made or acquired by the Bank in the ordinary course of business consistent with past practice at the time such Loan or Loan Commitment was made or acquired, as the case may be. Section 3.23(b) of the Seller Disclosure Schedule contains the following true, complete and correct information (as of a date no earlier than March 31, 2002) with respect to each Loan or Loan Commitment: (i) the unpaid principal balance of each such Loan as well as the aggregate amount of each Loan Commitment,
     (ii) the payment status and maturity date of each such Loan, (iii) an indication whether such Loan is secured or unsecured and if secured, the priority of such security, (iv) the Bank's percentage of ownership of any such Loan or Loan Commitment (including such percentage of ownership of any participation arrangement relating to any Loan or Loan Commitment), and (v) the rate associated with each Loan and Loan Commitment. The credit files contain a true, complete and correct description of the collateral (including the Lien position of such collateral) securing each Loan or Loan Commitment.

(c)  With respect to each Loan or Loan Commitment:

                   (i) Each Loan Document contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the practical realization (including realization by judicial foreclosure) of the benefits intended to be provided thereby, including by the security interest or Lien, if any, created and granted (or purported to be created or granted) by such Loan Document, subject to general principles of equity whether applied in a court of law or a court of equity and to bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally;

                   (ii) Each Loan, Loan Commitment and related Loan Document was issued, made and maintained in accordance with applicable Law and all applicable directives, policies or guidelines of any Governmental Entity which has bank regulatory jurisdiction over the Bank, and constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable in accordance with its terms; there is no valid claim against the Bank with respect to, or valid defense to the enforcement by the Bank of, such Loan or Loan Commitment, subject to general principles of equity whether applied in a court of law or a court of equity and to bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally;

                   (iii) All Liens in any collateral described in each Loan Commitment and Loan Document as security for each Loan and Loan Commitment constitute valid and perfected Liens in such collateral (assuming the relevant person obligated on or in respect to such Loan or Loan Commitment, including any guarantor, hypothecator or other provider of security) has rights in the collateral as to permit attachment), subject to (x) general principles of equity whether applied in a court of law or a court of equity and to bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally and (y) federal and state laws relating to fraudulent conveyances and preferences;

                   (iv) None of the rights or remedies under the Loan Documents in favor of the Bank have been amended, modified, waived, supplemented, subordinated or otherwise altered by the Bank other than in good faith and in the ordinary course of business;

                   (v) All writings and other documents relating to any such amendment, modification, waiver, supplement, subordination or other alteration of any Loan or Loan Commitment are included among the Loan Documents; and

                   (vi) Section 3.23(c)(vi) of the Seller Disclosure Schedule identifies all separate accounts, including, but not limited to, all lockboxes, escrow accounts (other than for loans serviced by others), cash collateral accounts, investment accounts and security deposits held or maintained by or on behalf of the Bank or any debtor in connection with any Loan or Loan Commitment.

(d) Except as set forth in Section 3.23(d) of the Seller Disclosure Schedule, each file of Loan Documents pertaining to each Loan and Loan Commitment includes all documents relating to each such Loan or Loan Commitment that are necessary to enforce such Loan or Loan Commitment and the collateral security therefor, if any, and any commitment fees with respect thereto, if any.

(e) Section 3.23(e) of the Seller Disclosure Schedule sets forth, as of April 30, 2002, the aggregate principal balance of Loans that are (i) 1 to 29 days past due, (ii) 30 to 59 days past due, (iii) 60 to 89 days past due and (iv) more than 89 days past due.

3.24 Intellectual Property. Except to the extent it uses marks or names involving the name of "Washington Mutual" or logos thereof, the Bank owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, servicemarks and trademarks (the "Intellectual Property") used in its business; and neither Seller nor any of its Affiliates (including the Bank) has received any notice of conflict with respect thereto that asserts the right of others. The Bank has performed in all material respects all the obligations required to be performed and is not in default in any material respect under any contract, agreement, arrangement or commitment relating to the Intellectual Property.

3.25 No other Representations. Except for the representations and warranties contained in this Article III, neither Parent, Seller nor any other Person or entity makes any representation or warranty, express or implied, on behalf of Parent, Seller or any of their Affiliates.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

         Buyer hereby represents and warrants to Parent and Seller as follows:

4.1  Organization.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Mexico.

(b) Merger Sub is a bank duly organized, validly existing and in good standing under the Laws of the State of New Mexico and is a member of the Federal Reserve System.

4.2  Authority; No Violation.

(a) (i) Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, it being understood that "transactions contemplated hereby" as used in this Article IV (other than in Section 4.2(a)(ii) or Section 4.2(b)) include the filing of any registration statements or prospecti and the issuance of any securities in connection with financing required to be made in connection with consummation of the Merger.

                    (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Parent, Seller and the Bank) this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

(b) Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Merger Sub and no other corporate proceedings on the part of Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Sub and (assuming due authorization, execution and delivery by Parent, Seller and the Bank) this Agreement constitutes a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.



(c) Neither the execution and delivery of this Agreement by Buyer on Merger Sub, nor the consummation by Buyer or Merger Sub of the transactions contemplated hereby, nor compliance by Buyer or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or bylaws of Buyer, or the articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries (including Merger Sub) or (ii) assuming that the consents and approvals referred to in
     Section 4.3 are duly obtained, (A) violate any Law or Judgment applicable to Buyer or any of its Subsidiaries (including Merger Sub) or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii)(B), for such violations, conflicts, defaults, terminations, accelerations and Encumbrances which would not have, individually or in the aggregate, a Material Adverse Effect on Buyer.

4.3 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (b) the filing of applications with each of the Director of the Financial Institutions Division of the State of New Mexico, the Banking Board of the State of Colorado and the Banking Commissioner of the State of Utah and approval of such applications, (c) the filing with the SEC of the Registration Statement and the declaration of effectiveness thereof,
(d) filings under state securities and blue sky laws, (e) approval of the listing of the Buyer Common Stock on The Nasdaq Stock Market, (f) NASD approval of underwriting arrangements, (g) the filing of Articles of Merger with the Secretary of State of the State of Colorado pursuant to the CBCA, (h) the filing of this Agreement together with copies of the resolutions of Seller and Buyer approving this Agreement and a certificate of the appropriate officers of each of Merger Sub and the Bank that no shareholders of each such party voted against approval of this Agreement with the Director of Financial Institutions Division pursuant to the NMBA and the Public Regulation Commission of the State of New Mexico and (i) such filings, authorizations or approvals as may be set forth in Section 4.3 of the Buyer Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (i) the execution and delivery by Buyer and Merger Sub of this Agreement and (ii) the consummation by Buyer and Merger Sub of the Merger and the other transactions contemplated hereby, other than consents, approvals, filings or registrations which have been obtained or made or which, if not obtained or made, would not have, individually or in the aggregate, a Material Adverse Effect on Buyer.

4.4 Broker's Fees. Neither Buyer, Merger Sub nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except for underwriting and similar fees in connection with financings and except that Buyer has engaged, and will pay a fee to, Keefe, Bruyette & Woods, Inc. ("KBW") in accordance with the terms of the agreement dated May 26, 2002 between Buyer and KBW.

4.5 Reports. Buyer and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since July 31, 1997 with any Governmental Entities and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of business of Buyer and its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the knowledge of Buyer's, investigation into the business or operations of Buyer or any of its Subsidiaries since July 31, 1997. There is no material unresolved violation, criticism, or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of Buyer or any of its Subsidiaries.

4.6  Legal Proceedings.

(a) Neither Buyer nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Buyer's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, other than any proceedings, claims, actions or investigations which, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on Buyer.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Buyer.

4.7 Agreements with Regulatory Agencies; Approvals; Financing. Except as set forth in Section 4.7 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written Regulatory Agreement that restricts the conduct of its business or relates to its capital adequacy, its credit policies, its management or its business, nor has Buyer or any of its Subsidiaries been advised by any Government Entity that it is considering issuing or requesting any Regulatory Agreement. As of the date of this Agreement, Buyer is not aware of any fact or circumstance which is reasonably likely to prevent it or any of its Subsidiaries from obtaining the governmental approvals and consents or the financings required in connection with the consummation of the transactions contemplated hereby. Buyer has received a letter from KBW stating that KBW is highly confident that Buyer will be able to obtain the financing required to consummate the transactions contemplated hereby, and as of the date of this Agreement, Buyer is not aware of any incorrect or incomplete facts on which KBW relied in issuing such letter.

4.8 No Other Representations. Except for the representations and warranties contained in this Article IV, neither Buyer, Merger Sub nor any other Person or entity makes any representation or warranty, express or implied, on behalf of Buyer or any of its Affiliates.

                                   ARTICLE V

                              ADDITIONAL COVENANTS

5.1  Covenants relating to the Bank.

(a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, each of Parent and Seller shall cause the Bank to carry on its business in the ordinary course consistent with past practice, and each of Parent and Seller shall use commercially reasonable efforts to make available to Buyer the services of the officers and employees of the Bank, to preserve (and to cause the Bank to preserve) the good will and relationships with customers, suppliers and others having business dealings with the Bank, to maintain (and to cause the Bank to maintain) the Bank's assets that constitute tangible personal property in normal operating condition and repair in accordance with past practice (ordinary wear and tear excepted), to maintain (and to cause the Bank to maintain) the books and records of the Bank in the regular manner, to cause the Bank to perform in all material respects all of its obligations under the Bank Contracts, and to cause the Bank to comply in all material respects with all applicable Laws and all applicable directives, policies or guidelines of any Governmental Entity which has bank regulatory jurisdiction over the Bank.

(b)  Without limiting the generality of clause (a), and except as set forth in
     Section 5.1 of the Seller Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Buyer, each of Parent and Seller shall not and shall not permit any of its Affiliates to (in each case, only with respect to the Bank or its assets, liabilities, operations or business) to, and shall not permit the Bank to:

                           (i) solely in the case of the Bank, declare or pay any dividends on, or make other distributions in respect of, any shares of its capital stock, other than cash dividends in accordance with Section
     6.13 hereof;

                           (ii) (A) repurchase, redeem or otherwise acquire any shares of the capital stock of the Bank, or any securities convertible into or exercisable for any shares of the capital stock of the Bank, (B) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) create, allot, issue, deliver or sell, or authorize or propose the creation, allotment, issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire or right to subscribe in respect of any such shares, or enter into any agreement with respect to any of the foregoing;

                           (iii) file any application to relocate or terminate the operations of any branch or banking office of it;

                           (iv) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

                           (v) except as permitted under Section 6.13, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

                           (vi) except as may result from the loan purchase required by Section 6.17, make or purchase, or commit to make or purchase, any loan or loans, or extend any line of credit, to any borrower and its affiliates in an aggregate principal amount greater than $500,000 or in an amount which, when aggregated with any existing indebtedness to the Bank and lines of credit from the Bank of such borrower and its affiliates, would exceed $500,000; provided, however, that if at any time from the date of this Agreement to the Closing Date, the Bank desires to make or purchase, or commit to make or purchase, any such loan, or extend any such line of credit, the Bank shall furnish to Buyer, promptly upon its substantial completion, the information package prepared by the Bank's loan committee with respect to such proposed loan requests and any other information that Buyer may reasonably request (collectively, the "Loan Request Documents"), and unless, within 72 hours of receiving the Loan Request Documents, Buyer notifies the Bank (whether telephonically or in writing) that Buyer objects to the making of such loan or the extension of such credit, Buyer shall be deemed to have consented to such loan or extension of credit;

                   (vii) amend its articles of incorporation, by-laws or other similar governing documents or adopt resolutions inconsistent therewith;

                   (viii) other than pursuant to those agreements set forth on
     Section 5.1(b)(viii) of the Seller Disclosure Schedule and entered into prior to the date of this Agreement, make any capital expenditures in excess of (A) $25,000 per project or related series of projects or (B) $250,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

                   (ix) enter into any new line of business;

                   (x) Acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or anycorporation, partnership, association or other business organization or division thereof ;

                   (xi) change any of the accounting methods used by it unless required by GAAP,

                   (xii) make, revoke, change, or amend any election relating to Taxes, enter into any closing agreement relating to Taxes, settle or compromise any claim or assessment relating to Taxes, in each case other than income Taxes, or amend any Tax Returns (other than income Tax Returns);

                   (xiii) Except as disclosed in Section 5.1(b)(xiii) of the Seller Disclosure Schedule, (A) adopt, amend or terminate (other than terminations required by the express terms thereof) any employee benefit plan or any agreement, arrangement, plan or policy between the Bank and one or more of its current or former directors, officers or employees, or (B) other than normal wage or salary increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit except as required by any plan or agreement as in effect as of the date hereof and set forth in Section 3.11(a) of the Seller Disclosure Schedule (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

                   (xiv) other than as required by those agreements set forth in
     Section 5.1(b)(xiv) of the Seller Disclosure Schedule, and, except as permitted under Section 6.13 and Section 6.16, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements;

                   (xv) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except for advances from a Federal Home Loan Bank made in the ordinary course of business consistent with past practices;

                   (xvi) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any Bank Contract, agreement or lease for goods, services or office space to which the Bank is a party or by which the Bank or its properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;

                   (xvii) take any action intended or reasonably likely to result in (A) a Material Adverse Effect on the Bank or Buyer, (B) any of the representations and warranties of Seller set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing Date, (C) any of the conditions to the Merger set forth in
     Article VII not being satisfied in a timely manner or (D) a material violation of any provision of this Agreement, except, in each case, as required by applicable Law;

                   (xviii) settle any claim, action or proceeding against the Bank in an amount in any one case in excess of $10,000 or $100,000 in the aggregate;

                   (xix) enter into any contract, arrangement, commitment or understanding (whether written or oral) with any of Seller or its Affiliates (other than the Bank), including any intercompany indebtedness, guaranty, receivable, payable or other account maintained between the Bank, on the one hand, and Seller and any of its other Affiliates, on the other hand; and

                   (xx) agree to do any of the foregoing.

5.2 Loan, Accrual and Reserve Policies. Notwithstanding that Seller believes that the Bank and its Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, Parent and Seller recognize that Buyer may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Closing Parent and Seller shall cause the Bank to continue to make periodic provisions (but in no event less than monthly) for reserves for possible loan losses in accordance with the Bank's reserve methodology (but in no event shall such provisions be less than the net charge-offs during such period). In addition, at or prior to Closing, Parent and Seller shall cause the Bank to establish additional reserves for possible loan losses in an amount equal to $1,000,000.

5.3 Buyer Forbearance. Except as expressly contemplated or permitted by this Agreement, or as required by applicable Law or any applicable directive, policy or guideline of any Governmental Entity which has bank regulatory jurisdiction over Buyer or Merger Sub, during the period from the date of this Agreement to the Closing Date, Buyer shall not, and shall not permit any of its Subsidiaries to: (i) take any action that is intended or may reasonably be expected to result in any of its representations or warranties herein being or becoming untrue in any material respect at any time prior to the Closing, in any of the conditions to the Merger set forth in
Article VII not being satisfied or in a material violation of any provision of this Agreement, (ii) intentionally take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement, (iii) acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof except as would not be material to Buyer and other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices, or (iv) agree to, or make any commitment to, take any of the actions prohibited by this
Section 5.3.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

6.1  Regulatory Matters.

(a) The parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all [third parties and] Governmental Entities which are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Seller and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Parent, Seller or the Bank, on the one hand, or Buyer or Merger Sub, on the other hand, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(b) Buyer and Seller shall, upon request, promptly furnish each other with all information concerning themselves, their Affiliates (including with respect to Parent, Seller and the Bank), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Affiliates to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(c) Buyer and Seller shall promptly furnish each other with copies of written communications received by Buyer or Seller, as the case may be, or any of their respective Subsidiaries or Affiliates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

6.2  Access to Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of Parent and Seller shall, and shall cause each of its Affiliates (including the Bank) to, afford to the officers, employees, accountants, counsel and other Representatives of Buyer, access, during normal business hours during the period prior to the Closing, to all of Parent and its Affiliates' (including the Bank) properties, books, contracts, commitments, records, Tax Records, officers, employees, accountants, counsel and other Representatives, in each case to the extent related to the Bank or its business and in a manner not unreasonably disruptive to the business of the Bank, and, during such period, each of Parent and Seller shall, and shall cause each of its Affiliates (including the Bank) to, make available to Buyer all information concerning the Bank's business, properties and personnel as Buyer may reasonably request. Neither Parent, Seller nor any of their Affiliates shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of its customers, jeopardize any attorney-client or work product privilege or contravene any Law, rule, regulation, Judgment or fiduciary duty existing prior to the date of this Agreement or binding agreement listed in Section 6.2 of the Seller Disclosure Schedule. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information furnished to Buyer pursuant to Section 6.2(a) shall be subject to, and Buyer shall hold all such information in confidence in accordance with, the provisions of the Mutual Nondisclosure Agreement, dated July 10, 2001 (the "Confidentiality Agreement"), between Affiliates of Buyer and Seller. Notwithstanding the foregoing or any provision of the Confidentiality Agreement, each of Parent and Seller acknowledges and agrees that (and each of Parent and Seller shall cause each of its Affiliates to acknowledge and agree that) from and after the Closing, all information relating to the Bank or its business shall be deemed to be confidential information of Buyer (except to the extent publicly available or available from a third party not subject to a confidentiality obligation with respect to such information) and shall not be subject to the terms of the Confidentiality Agreement.

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
(c) No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

6.3  Financing; Cooperation; Legal Conditions to the Merger.

(a) Buyer shall promptly prepare and file with the SEC the Registration Statement. Buyer shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.

(b) Each of Parent and Seller shall, and shall cause its Affiliates (including the Bank) to, cooperate with Buyer in respect of any proposed offering by private placement, registered offering or otherwise, of securities (whether debt or equity) (the "Securities"), the proceeds of which are to be used to finance the transactions contemplated hereby and the payment of all related fees, costs and expenses. Without limiting the generality of the foregoing, each of Parent and Seller will cause (i) management of the Bank to cooperate in the preparation of offering documents with respect to the sale of any Securities and to provide Buyer and its Representatives with all information (including additional financial information) concerning Parent, Seller or the Bank and its activities as may, in Buyer's judgment, be reasonably necessary or advisable in connection with the offering and sale of the Securities by Buyer or any subsidiary of Buyer and (ii) Deloitte & Touche LLP (and, if necessary, any other independent certified public accountants of Parent, Seller or the Bank to provide any (A) consents required in connection with such offering documents and (B) "cold comfort" letters and updates thereof in form and substance reasonably satisfactory to the managing underwriter or underwriters of such proposed offering, addressed to each of the underwriters, such letters to be in customary form and covering such matters of the type customarily covered in "cold comfort" letters in connection with underwritten offering of securities similar to the Securities.

(c) Each of Buyer, on the one hand, and Parent and Seller, on the other hand, shall, and shall cause its Affiliates to, use their commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Affiliates with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Parent, Seller or Buyer or any of their respective Affiliates in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval; provided, however, that neither Buyer, on the one hand, nor Parent or Seller, on the other hand, shall be obligated to pay any consideration therefore to the third
                                       41
     party from whom any such consent, authorization or approval is requested (other than filing fees and other similar fees payable to a Governmental Entity).

6.4 Third Party Proposals. None of Parent, Seller, the Bank, any of their respective Affiliates or any of their respective Representatives shall, directly or indirectly solicit, encourage or facilitate inquiries or proposals, or enter into any definitive agreement, with respect to, or initiate or participate in any negotiations or discussions with any Person concerning, any acquisition or purchase of all or any material portion of the assets of, or of any equity interest in, the Bank or any merger or business combination with the Bank other than as contemplated by this Agreement (each, an "Acquisition Proposal") or furnish any information regarding the Bank to any such Person. Parent, Seller, the Bank, each of their respective Affiliates and each of their respective Representatives shall (a) notify Buyer immediately if any Acquisition Proposal (including the terms thereof) is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, any of Parent, Seller, the Bank, or any of their respective Affiliates or Representatives, and (b) immediately cease or cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted prior to the date hereof with respect to any Acquisition Proposal and to seek to have all materials distributed to such Persons by Parent, Seller, the Bank, or any of their respective Affiliates and Representatives returned to Seller promptly. None of Parent, Seller, the Bank, or any of their respective Affiliates and Representatives shall amend, modify, waive or terminate, or otherwise release any Person from, any standstill, confidentiality or similar agreement or arrangement currently in effect with respect to the Bank. Parent and Seller shall cause the Bank, each of its and the Bank's respective Affiliates and each of their respective Representatives to comply with the provisions of this Section 6.4. It is understood and acknowledged that this
Section 6.4 shall have no application to acquisition proposal with respect to Parent or any Affiliate other than the Bank or Seller.

6.5 Further Assurances. Each party to this Agreement shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Following the Closing Date upon the request of Buyer, Parent and Seller shall promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as Buyer may reasonably request to effectuate the purposes of this Agreement.

6.6 Confidentiality. From and after the Closing Date, each of Parent and Seller shall, and shall cause its Affiliates and their respective Representatives to keep confidential all information relating to the Bank or its business (whether in the possession of Seller, its Affiliate or such Representative at the time of the Closing or subsequently obtained by Parent, Seller, any Affiliate of Parent or any such Representative pursuant to this Agreement or any agreement entered into in connection with the transactions contemplated hereby), and shall not directly or indirectly use such information for any competitive purpose. The obligation to keep such information confidential shall continue indefinitely from the Closing Date and shall not apply to any information which (a) is in the public domain, (b) is published or otherwise becomes part of the public domain through no fault of Parent, Seller, any of their Affiliates or any of their Representatives or (c) becomes available to Parent, Seller, any of their Affiliates or any of their Representatives on a non-confidential basis from a source that did not acquire such information (directly or indirectly) from Seller or Buyer or any of their respective Affiliates or Representatives on a confidential basis. Notwithstanding the foregoing, Parent, Seller, their Affiliates and their respective Representatives may make disclosures required by Law; provided, that Parent and Seller, to the extent practicable, shall provide Buyer with prompt notice thereof so that Buyer may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section
6.6. In the event that such protective order or other remedy is not obtained or Buyer waives compliance with the provisions of this Section 6.6, Parent and Seller shall or shall cause the Person required to disclose such information to furnish only that portion of the information that such Person is advised in the opinion of Seller's counsel is legally required, and, to the extent practicable, Parent and Seller shall exercise their commercially reasonable efforts to obtain reliable assurance that confidential treatment is accorded the information so furnished.

6.7  Certain Tax Matters.

(a) Seller Tax Indemnification. Each of Parent and Seller, jointly and severally, accepts full and exclusive liability for and agrees to indemnify fully and hold harmless each Buyer Indemnified Party from and against:


                   (i) (A) any Taxes with respect to the Bank or the assets of the Bank acquired by Merger Sub in the Merger (1) for any taxable year or period that ends on or before the Closing Date and (2) for any Straddle Period which are allocable to the portion of such Straddle Period deemed to end on the Closing Date (as determined pursuant to Section 6.7(e) hereof),
     (B) any Taxes with respect to any Affiliated Group of which the Bank (or any predecessor of the Bank) is or was a Member prior to or on the Closing Date which is attributable to, or resulting from, the application of Treasury Regulation 1.1502-6 or any similar provision of state, local or foreign Tax Law, and (C) any additional income Taxes with respect to Bank or assets of Bank acquired by Merger Sub in the Merger for any taxable year or period that ends after the Closing Date resulting from the Parent, Seller, Bank or any of their respective Affiliates making, revoking, changing or amending any election relating to Taxes on or after the date of this Agreement and on or prior to the Closing Date without the prior written consent of Buyer. Seller shall be entitled to a refund of Taxes referred to in this Section 6.7(a)(i). The foregoing obligations shall not apply to any Taxes resulting from any transaction (other than the Merger) undertaken on the Closing Date after the Closing.

(b) Buyer Tax Indemnification. Buyer accepts full and exclusive liability for and agrees to indemnify fully and hold harmless each Seller Indemnified Party from and against any Taxes with respect to the Bank or the assets of the Bank acquired by Merger Sub in the Merger that are not the responsibility of Seller pursuant to Section 6.7(a). Buyer shall be entitled to a refund of such Taxes.

(c)  Procedures Relating to Tax Indemnification.

                   (i) Notice of Tax Claims. If a claim for Taxes, including, without limitation, notice of a pending or threatened audit, shall be made by any taxing authority to the party seeking indemnification (the "Tax Indemnified Party"), which, if successful, could result in an indemnity payment pursuant to this Section 6.7 (a "Tax Claim"), the Tax Indemnified Party shall promptly notify the other party (the "Tax Indemnifying Party") in writing of the Tax Claim. Such notice will state the nature and basis of the Tax Claim and the amount thereof, to the extent known by the Tax Indemnified Party. If written notice of a Tax Claim is not promptly given to the Tax Indemnifying Party in detail sufficient to apprise the Tax Indemnifying Party of the nature of the Tax Claim, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party to the extent that the Tax Indemnifying Party's position is materially prejudiced as a result thereof.

                   (ii)    Defense of Tax Claims by Tax Indemnifying Party.

                           (A) Parent and Seller shall have the sole right to represent the interests of any successor in interest of the Bank (including Merger Sub) with respect to any Tax Claim relating to income Taxes of the Bank for any taxable period ending on or before the Closing Date and to employ nationally recognized counsel of its choice at its expense in connection with such audit or proceeding. Seller shall be entitled to consent to the entry of any judgment or settlement with respect to any Tax Claim referred to in the preceding sentence provided that Seller's contemplated judgment or settlement is only for monetary damages and would not have a material impact on the Taxes of Merger Sub, Buyer or their Affiliates for periods or years following the Closing Date. Otherwise, Seller shall be required to obtain the prior written consent of Buyer before entering into any judgment or settlement with respect to such Tax Claim (not to be unreasonably withheld or delayed).

                           (B) Buyer shall have the sole right to represent the interests of any successor in interest of the Bank (including Merger
     Sub) with respect to any Tax Claim relating to any Taxes (other than for any Tax Claim for Taxes referred to in Sections 6.7(c)(ii)(A), and to employ counsel of its choice at its expense in connection with such Tax Claim. Buyer shall be entitled to consent to the entry of any judgment or settlement with respect to any Tax Claim referred to in the preceding sentence. Notwithstanding the foregoing, Buyer shall keep Seller apprised of all proceedings and correspondence and discussions with taxing authorities with respect to Taxes for which Seller or Parent may be held liable under the terms of this Agreement and shall not consent to the entry of any judgment or settlement with respect to such Taxes without the prior written consent of the Seller (not to be unreasonably withheld or delayed). In the event that Buyer does not exercise its right described in this Section 6.7(c)(ii)(B) to conduct the defense of any claim for Taxes for which Seller or Parent may be held liable under this Agreement, Seller or Parent may conduct such defense and consent to the entry of any judgment or settlement with respect to such claim in a manner that it reasonably may deem appropriate.

                   (iii) Tax Dispute Resolution Mechanism. Any dispute arising in connection with the application of this Section 6.7 shall be submitted to a jointly selected "Big Four Accounting Firm" or nationally recognized law firm (the "Settlement Party") for resolution, which resolution shall be final, conclusive and binding on the parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Settlement Party in resolving a dispute shall be paid by Buyer and Seller in proportion to each party's respective liability for Taxes which are the subject of the dispute as determined by the Settlement Party. Any such settlement shall be deemed a final arbitration award that is enforceable pursuant to all terms of the Federal Arbitration Act, 9 U.S.C. ss.ss. 1 et. seq. For purposes of this Section 6.7(c)(iii), a "Big Four Accounting Firm" shall mean PricewaterhouseCoopers LLP, Ernst & Young LLP, KPMG LLP, and Deloitte & Touche LLP or their successors.

                   (iv) Survival of Tax Provisions. Any Tax Claim to be made pursuant to this Section 6.7 must be made within a reasonable period of time before the expiration (with valid extensions) of the applicable statutes of limitations relating to the Taxes at issue provided, that if claimant complies with Section 6.7(c)(i) and such compliance results in notification being delivered to the Tax Indemnifying Party after the expiration of the applicable statute of limitation, such claim shall survive.

                   (v) Purchase Price Adjustment. All indemnification payments under this Section 6.7 and Article IX shall be deemed adjustments to the Purchase Price.

(d)  Return Filings and Tax Payment Obligations.

                   (i) Seller. Parent or Seller shall duly, properly and timely file or cause to be duly, properly and timely filed the federal, Colorado, and Utah income Tax Returns and all other Combined and Consolidated Tax Returns that include the Bank for the period ending on or before the Closing Date and shall pay or cause to be paid all Taxes due with respect to such Tax Returns. The Bank shall pay to Seller on a quarterly basis (but in no event later than the due date of taxes described in this paragraph) estimated federal and state tax payments ("Estimated Payments") in an amount equal to 39% of the Bank's federal taxable income for the period commencing on January 1, 2002, and ending on the Closing Date. For purposes of such calculation, the Bank's federal taxable income shall be prepared on a separate basis in a manner consistent with prior practice except such taxable income shall exclude any income or gain which is recognized as a result of the Merger. Within 120 business days after the Closing Date, Seller shall prepare and provide Buyer with a separate taxable income computation for the Bank (together with appropriate supporting documentation) for the period January 1, 2002 until the Closing Date (the "Preliminary Stub Period Taxable Income" if positive and the "Preliminary Stub Period Taxable Loss" if negative). Such Preliminary Stub Period Taxable Income or Loss, as the case may be, shall be prepared in the manner described in this paragraph and assuming the taxable year ended on the Closing Date. Buyer shall have 20 business days after receiving such calculation from Seller to inform Seller whether Buyer agrees with such calculation ("Stub Notification Period"). If Buyer informs Seller within the Stub Notification Period that Buyer agrees with such calculation, such calculation shall become the "Final Stub Period Taxable Income" if positive or "Final Stub Period Taxable Loss" if negative. If Buyer informs Seller within the Stub Notification Period Buyer does not agree with such calculation and the parties can not otherwise come to an agreement, the parties shall resolve such dispute by the mechanism provided in Section 6.7(c)(iii) which shall determine the "Final Stub Period Taxable Income" or "Final Stub Period Taxable Loss" as the case may be. Once determined by either of the two preceding sentences, the Final Stub Period Taxable Income or Final Stub Period Taxable Loss, as the case may be, shall be final and shall not be modified thereafter except with the consent of both parties. If the Estimated Payments exceed 39% of the Final Stub Period Taxable Income, Parent and Seller, jointly and severally, shall reimburse the Buyer for such excess within 5 business days of the determination of the Final Stub Period Taxable Income. If the Estimated Payments are less than 39% of the Final Stub Period Taxable Income, Buyer shall reimburse the Seller for such excess within 5 business days of the determination of the Final Stub Period Taxable Income. If there is a Final Stub Period Taxable Loss, Parent and Seller, jointly and severally, shall reimburse Buyer for all of the Estimated Payments plus 39% of the Final Stub Period Taxable Loss within 5 business days of the determination of the Final Stub Period Taxable Loss.

                   (ii) Buyer. Buyer shall file or cause to be filed when due (a) all Tax Returns required to be filed with respect to the assets of the Bank acquired by Merger Sub in the Merger for all taxable periods ending after the Closing Date (including Straddle Period Tax Returns) and
     (b) all Tax Returns of the Bank for periods ending on or before the Closing Date (other than those described in Section 6.7(d)(i) of this Agreement). Buyer shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns. All Straddle Period Tax Returns and all Tax Returns relating to periods ending on or before the Closing Date that are prepared by Buyer pursuant to this section shall be prepared in a manner consistent with proper past practice. Such returns shall be submitted to the Seller no later than 30 business days prior to the due date and filing thereof and Seller shall have the right to review and comment thereon. Upon reasonable review and comment by the Seller, such Tax Returns, as modified by reasonable comments of the Seller, shall be filed with applicable taxing authorities.

                   (iii) Cooperation. Parent, Seller, Buyer and Merger Sub shall reasonably cooperate, and shall cause their respective Affiliates and such parties' respective directors, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

(e) Allocation and Apportionment of Taxes. To the extent permitted or required by law or administrative practice, the taxable year of the Bank which includes the Closing Date shall be treated as closing on the Closing Date. For all purposes of this Agreement, where it is necessary to apportion between the Seller and the Buyer a Tax liability of the Bank for a Straddle Period (which is not treated under the immediately preceding sentence as closing on the Closing Date), such Tax liability shall be apportioned as follows:

                   (i) in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), such Taxes shall be deemed equal to the amount that would be payable if the taxable year ended on the Closing Date;

                   (ii) in the case of Taxes not described in Section 6.7(e)(i) that are imposed on a periodic basis and measured by the amount, value or level of any item (such as personal property taxes and real estate taxes), such Taxes shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the taxable period ending on (and including) the Closing Date, and the denominator of which is the number of calendar days in the entire taxable period.

(f) Tax Sharing Agreements. Any and all existing agreements relating to the allocation and sharing of Taxes (the "Tax Sharing Agreements") between the Bank and Parent, Seller and any member of the affiliated group, as defined in Section 1504(a) of the Code, of which Seller, Parent or any Affiliate of Seller or Parent is the common parent ("Seller's Affiliated Group") shall be terminated as of the Closing Date. None of the Bank, Buyer, Merger Sub, Seller, Parent and any Affiliate of Buyer, Merger Sub, Seller or Parent shall have any further rights or obligations under any such Tax Sharing Agreement.

(g) Transfer Taxes. Notwithstanding anything else contained in this Agreement, all excise, sales, use, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties resulting from the transactions contemplated by this Agreement ("Transfer Taxes") shall be borne by Buyer. Notwithstanding section 6.7(d) of this Agreement, which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily responsible under applicable local law for filing such Tax Returns, and such party will use reasonably commercial efforts to provide such Tax Returns to the other party at least 10 days prior to the due date for such Tax Returns. Buyer and Seller shall, and Buyer and Seller shall cause each of their respective Affiliates to, cooperate in the preparation, execution, and filing of all Tax Returns relating to Transfer Taxes which become payable in connection with the transactions contemplated by this Agreement.

(h) Allocation of Purchase Price. Within 120 days following the Closing Date, Buyer shall provide Seller with a statement containing an allocation of the Purchase Price plus the liabilities of the Bank assumed by Merger Sub in the Merger among the assets of the Bank acquired by Merger Sub in the Merger (the "Allocation"). The Allocation shall be made in accordance with
     Section 1060 of the Code and the regulations promulgated thereunder. The Allocation shall be subject to the reasonable approval of Seller and the parties shall negotiate in good faith to resolve any dispute regarding the Allocation. Each of Buyer, Merger Sub, Seller, and Parent shall (i) timely file all forms (including Internal Revenue Service Form 8594) and Tax Returns required to be filed in connection with the Allocation, (ii) be bound by the Allocation for purposes of determining Taxes, (iii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a consistent basis with the Allocation and (iv) take no position, and cause its Affiliates to take no position, inconsistent with such allocation on any applicable Tax Return, in any audit or proceeding before any taxing authority, in any report made for Tax, financial accounting or any other purposes, or otherwise. In the event that the Allocation is disputed by any taxing authority, the party receiving the notice of such dispute shall promptly notify the other party hereto concerning the existence and resolution of such dispute. Any indemnification payment treated as an adjustment to Purchase Price shall be reflected as an adjustment to the price allocated to a specific asset, if any, giving rise to the adjustment and if any such adjustment does not relate to a specific asset, such adjustment shall be allocated among the assets of the Bank acquired by Merger Sub in the Merger in accordance with the price allocation method provided in this Section 6.7(h).

(i) Tax Treatment. The parties intend for the Merger to be treated as a taxable sale of assets by Bank to Merger Sub followed by a liquidation of Bank into Seller.

(j) Coordination with Other Provisions. Except for the provisions in Section 9.4(d) of this Agreement, the provisions under this Section 6.7 (and not any other provision in this Agreement) shall govern all indemnity claims with respect to Taxes relating to the Bank or the assets of the Bank acquired by Merger Sub in the Merger.

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

6.8  Books and Records.

(a) At or as soon as reasonably practicable following the Closing, each of Parent and Seller shall, and shall cause each of their Affiliates to, deliver to Buyer any and all books of account, records, files and invoices, including all equipment maintenance data, accounting records, sales and sales promotional data and materials, advertising materials, sales training materials, educational support program materials, customer lists, cost and pricing information, supplier lists, business plans, correspondence, litigation files and any other records and data, in each case principally relating to the Bank or its business, provided, however, that (i) Parent and Seller shall not be obligated to provide any information to the extent that it does not relate to the Bank or its business and (ii) Parent and Seller shall be entitled to retain copies of Tax Records of the Bank.

(b) For seven (7) years following the Closing Date, Buyer will retain, at Buyer's sole expense, the books, records and other items transferred pursuant to Section 6.8(a). During such period, Buyer will afford to Seller, its counsel and accountants, during normal business hours, reasonable access to such books and records retained by Buyer and permit the copying thereof at Seller's expense. Following the expiration of such period, Buyer may dispose of any such books and records, provided, that Buyer shall give Seller 60 days prior written notice of its intent to dispose of such books and records and offers to surrender such books and records to Seller.

(c) After the Closing Date, Buyer shall, at the request of Seller, (i) provide reasonable assistance in the collection of information or documents; (ii) make Buyer's employees available when reasonably requested by Seller in connection with claims or actions brought by or against third parties based upon events or circumstances concerning the Bank or its business or assets where Buyer's employees would have relevant knowledge or information; and
     (iii) otherwise reasonably cooperate with Seller in connection with the contest or defense of such claims or actions. Seller shall reimburse Buyer for all reasonable out-of-pocket costs and expenses incurred by Buyer in providing said assistance.

(d) For seven (7) years following the Closing Date, each of Parent and Seller will retain, at Seller's sole expense, any records and documents relating to the Bank or its business that were retained by Parent or Seller under this Agreement. During such period, Parent and Seller will afford to Buyer, its counsel and accountants, during normal business hours, reasonable access to such records and documents relating to the Bank or its business retained by Parent or Seller and permit the copying thereof at Buyer's expense. Following the expiration of such period, Parent and Seller may dispose of any such records and documents relating to the Bank or its business, provided, that Parent and Seller shall give Buyer 60 days prior written notice of its intent to dispose of such books and records and offers to surrender such books and records to Buyer.

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

(e) After the Closing Date, each of Parent and Seller shall, at the request of Buyer, (i) provide reasonable assistance in the collection of information or documents; (ii) make Parent's and Seller's and their respective Affiliates' employees available when reasonably requested by Buyer in connection with claims or actions brought by or against third parties based upon events or circumstances which either concern the Bank or its business or as to which Seller's employees would have relevant knowledge or information; and (iii) otherwise reasonably cooperate with Buyer in connection with the contest or defense of such claims or actions. Except to the extent that any such claim is indemnifiable by Seller under Article IX, Buyer shall reimburse Seller for all reasonable out-of-pocket costs and expenses incurred by Seller in providing said assistance.

6.9 Subsequent Interim Financial Statements. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter, including the fiscal quarter ended March 31, 2002, Parent shall deliver to Buyer the Bank's statements of financial condition and related statements of operations prepared in accordance with GAAP with respect to such most recently completed fiscal quarter.

6.10 Notification of Certain Matters. Each of Buyer, on the one hand, and Parent and Seller, on the other hand, shall give prompt written notice to the other of any fact, event or circumstance known to it that would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in this Agreement. In addition, each of Parent and Seller shall give prompt written notice to Buyer of any fact, event or circumstance Known to Parent or Seller that is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect on the Bank or Buyer.

6.11 [Intentionally Omitted]

6.12 Non-Solicitation

(a) For a period of two years following the Closing Date, Parent and Seller shall not, and each of Parent and Seller shall cause their respective Affiliates not to, directly or indirectly, solicit any of the banking business of any Person who is a customer of the Bank as of the Closing Date; provided, however, that the foregoing restriction shall not prohibit
     (i) general advertising or general solicitations not targeted specifically to the Bank's customers or (ii) solicitations to customers of the Bank who have a banking or financial services relationship with the Parent, Seller or an Affiliate other than their relationship with the Bank.

(b) For a period of two years following the Closing Date, Parent, and Seller shall not, and each of Parent and Seller shall cause their respective Affiliates not to, directly or indirectly, solicit for purposes of employment (other than through general advertising or other general solicitation not targeted to the Buyer's employees), any Person who is employed by Buyer or of any of its Affiliates at the time of such solicitation.

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

(c)  Each of Parent and Seller acknowledges that the covenants contained in this
     Section 6.12 were a material and necessary inducement for Buyer to agree to the transactions contemplated hereby, and to ensure that the full value of the Bank and its business being acquired is transferred to Buyer as contemplated by the parties and that violation of any of the covenants contained in this Section 6.12 will cause irreparable and continuing damage to Bank, that Bank shall be entitled to injunctive or other equitable relief from any court or other governmental authority of competent jurisdiction restraining any further violation of such covenants and that such injunctive relief shall be cumulative and in addition to any other rights or remedies to which Bank may be entitled.

(d) Should any provision of this Section 6.12 for any reason be declared by any Governmental Entity invalid, or partly or wholly unenforceable, such declaration or decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted under applicable Law.

6.13 Dividend. At any time prior to the end of the fifth Business Day preceding the Closing Date (the "Dividend Cut-Off Date"), Seller shall be entitled to cause the Bank to declare and pay, subject to compliance with applicable Laws and all applicable directives, policies or guidelines of any Governmental Entity which has bank regulatory jurisdiction over the Bank, one or more cash dividends in an aggregate amount not to exceed $37,500,000 (without taking account of any other payments that are required or permitted to be made by the Bank to Seller or Parent under the terms of this Agreement, including payments under Section 6.7(d)(i) or under Section 6.14). The aggregate amount of all such cash dividends actually declared and paid by the Bank on or prior to the Dividend Cut-Off Date is referred to herein as the "Dividend."

         In the event that the Bank does not have sufficient cash and cash equivalents to pay the Dividend, the Bank shall first liquidate its securities portfolio (or the necessary portion thereof) (other than FHLB stock or other investments which may not be transferred) either through a sale of such portfolio (or portions thereof) to one or more non-Affiliates or through an in-kind dividend of such portfolio (or portions thereof) to Seller. If less than all of the securities portfolio (other than FHLB stock and non-transferable investments) is to be liquidated, Buyer and Seller shall mutually select the securities to be liquidated. The Bank shall not be permitted to sell Loans to fund the Dividend unless the value of the Bank's cash, cash equivalents and securities portfolio (other than FHLB stock and other non-transferable investments) is less than the amount required to be liquidated in order to fund the Dividend. If it is necessary to sell or distribute Loans, then the Bank must sell or distribute Loans selected by Buyer until aggregate net proceeds sufficient to fund the Dividend have been realized. In any event, the Bank shall use its commercially reasonable efforts to obtain the highest available price for any asset sold to fund the Dividend and any such sale shall be conducted in a commercially reasonable manner.

6.14 Intercompany Arrangements.

(a) On or prior to the Closing Date, (i) the Bank shall pay and discharge all amounts of intercompany indebtedness owed by the Bank to Seller or any Affiliate of Seller (other than the Bank), including all amounts owed under the tax sharing arrangement between the Bank, on the one hand, and Seller or any Affiliate of Seller, on the other hand, for periods ending on or before December 31, 2001, and (ii) Seller shall pay and discharge (or cause to be paid and discharged) all amounts of intercompany indebtedness owed by Seller or any Affiliate (other than the Bank) to the Bank. The payments made pursuant to Section 6.14(a)(i) shall not include payments for income Taxes that are covered by Section 6.7(d)(i).

(b) Other than as expressly contemplated by this Agreement and except for an agreement dated July 1, 1999 to which an Affiliate services loans owned by the Bank, Seller shall, and shall cause each of its Affiliates (other than the Bank) to, terminate, effective at or prior to the Closing Date, in accordance with their terms, any and all agreements (including without limitation agreements granting Bank the right to use marks or names involving the name of "Washington Mutual", "Wamu", "WM" or similar names or logos thereof) then in effect as between Seller, any Affiliate of Seller (other than the Bank) or any predecessor thereof, on the one hand, and the Bank, on the other hand and, at such time, all rights under any such agreement shall terminate and all liabilities under any such agreement shall be paid and discharged in accordance with the provisions of Section 6.14(a) above.

6.15 Employees.

                  (a) Each person who is an employee of the Bank immediately preceding the Closing Date (including employees on short-term leave but excluding employees on long-term disability) shall continue as an employee of the Surviving Bank after the Closing Date. Buyer shall provide each employee of the Bank who continues employment with the Surviving Bank after the Closing ("Transferred Employee") with total cash compensation (including bonus, commissions and incentives) that is for a period of twelve months following the Effective Time comparable in the aggregate to the total cash compensation of such Transferred Employee prior to the Effective Time and with participation in the employee benefit plans, programs and arrangements of Buyer or Merger Sub, as applicable (the "Buyer Plans"), on the same terms as such plans and benefits are offered to similarly situated employees of Buyer or First State Bank, as applicable; provided, however, that Buyer shall not be obligated to provide any such Transferred Employee with coverage under any "bank-owned" life insurance policy maintained by Buyer. In addition, Buyer and the Surviving Bank agree to pay any Transferred Employee who is terminated within twelve months after the Closing severance benefits which are no less than the amount to which such Transferred Employee would have been entitled under the Bank's current severance plan in effect as of the Closing. With respect to Transferred Employees who are on short-term leave as of the Closing, the Buyer and the Surviving Bank shall from and after the Effective Time be liable for all obligations relating to such employees under FMLA, COBRA and similar federal or state Laws.

                  (b) Buyer will, and will cause the Surviving Bank to, give Transferred Employees full credit for purposes of eligibility, vesting, and determination of the level of benefits under any employee benefit plans or arrangements maintained by the Buyer or the Surviving Bank (but not for purposes of benefit accruals under any defined benefit retirement plan maintained by, or contributed to by, any such entity) in which such Transferred Employees are eligible to participate for such Transferred Employees' service with the Bank to the same extent recognized by the Bank immediately prior to the Closing Date. Without limiting the generality of the foregoing, Buyer will, or will cause the Surviving Bank to recognize such Transferred Employees' service with the Bank for purposes of participation in any retirement, disability, medical insurance, tuition reimbursement, vacation pay accrual and sick leave plans, policies, programs or arrangements (but not for purposes of benefit accruals under any defined benefit retirement plan maintained by, or contributed to by, any such entity). Buyer shall, or shall cause the Surviving Bank to, (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferred Employees under any welfare plan that such employees may be eligible to participate in after the Closing, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing under any welfare plan maintained for the Transferred Employees immediately prior to the Closing and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing. Upon or promptly following the Closing, the Bank shall pay to each Transferred Employee his or her accrued vacation balance as of the Closing Date. For a period of 12 months following the Closing Date, Buyer agrees to allow each Transferred Employee to take unpaid leave for a number of days equal to such employees' accrued vacation. Transferred Employees shall become eligible for sick pay under Buyer's sick pay policies. For purposes of the Transferred Employees participation in Buyer's sick pay policies, the Transferred Employees will be given credit for their accrued sick leave with the Bank prior to the Closing, but will be entitled to sick pay under Buyer's sick pay policies no greater than the maximum amount of sick pay permitted under such policies. Buyer agrees to take all actions necessary and appropriate to remove any age restrictions contained in any qualified defined contribution plan maintained by Buyer ("Buyer Savings Plan") which would, if not removed, prevent Transferred Employees who were eligible to participate in any qualified defined contribution maintained by Seller ("Seller Savings Plan") as of the Closing Date from participating in such Buyer Savings Plan and to permit Transferred Employees to enter the Buyer Savings Plan immediately following the Effective Time.

                  (c) Seller shall be responsible for the payment of any severance obligations, including, but not limited to, any amounts to be paid or payable under any
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employment or severance agreement or arrangement in effect as of the Closing, with respect to any employee of the Bank as of the Closing who is not a Transferred Employee.

                  (d) Seller agrees to indemnify Buyer, Merger Sub and the Bank from any liability, cost or expense relating to any post-retirement medical and life insurance benefits for which any current or former employee of the Bank is entitled immediately prior to the Closing Date.

                  (e) Each Transferred Employee shall cease to accrue any further benefits under either the Seller Savings Plan or the Seller's Cash Balance Pension Plan (the "Seller Pension Plan") effective as of the Closing Date, and each Transferred Employee who is a participant in the Seller Savings Plan or the Seller Pension Plan shall be given the opportunity to receive, as soon as practicable following the Closing Date, a distribution of his or her account balance under such plan and, if Buyer agrees, shall be given the opportunity to elect to "roll over" such account balance to the Buyer Savings Plan, subject to and in accordance with the provisions of such plans and applicable Law.

6.16 Other Real Estate Owned and Non-Performing Loans.

(a) Promptly following the date hereof, Seller or Parent shall purchase from Bank all of the Bank's OREO as of April 30, 2002 at a price equal to the net book value of such OREO on the Bank's books. In addition, (i) on or before the 20th day of each month beginning in June 2002 and ending with the month immediately preceding the Effective Time and (ii) on or before Closing, Seller or Parent shall purchase from Bank all of the Bank's OREO as of the last day of the previous month at a price equal to the net realizable value of such OREO on the Bank's books.

(b) If, as of the last day of the last full calendar month prior to the Closing Date, the outstanding principal balance (after reversing any accrued but unpaid interest or other accrued but unpaid charges or fees) of Loans that are 90 days or more delinquent exceeds $2,000,000, then at or prior to the Closing Date Seller or Parent shall purchase from Bank a number of such Loans (beginning with the most delinquent of such Loans and continuing sequentially to the next most delinquent of such Loans) at the outstanding principal balance (after reversing any accrued but unpaid interest or other accrued but unpaid charges or fees) sufficient to reduce the outstanding principal balance of Loans that are 90 days or more delinquent as of the last day of the last full calendar month ending at least ten days prior to the Closing Date to an amount not in excess of $2,000,000 (after reversing any accrued but unpaid interest or other accrued but unpaid charges or fees).

6.17 Additional Loans.

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                  At any time prior to the 10th Business Day prior to Closing,
Buyer shall have the right to request that the Bank purchase up to $5,900,000 in additional first lien single-family real estate loans with the geographic, credit and other standards set forth on Section 6.17 of the Seller Disclosure Schedule, and upon Buyer's timely request Parent and Seller shall cause the Bank to, and the Bank shall, make such purchase prior to the Closing except to the extent that making such purchase could be reasonably expected to preclude the Bank from making a distribution of the Dividend in the full amount of $37,500,000.

6.18 Computer Equipment.

                  On or prior to Closing, Parent and Merger Sub shall execute and deliver an agreement in form and substance reasonably acceptable to each of them pursuant to which, at the Effective Time, Parent shall sell and assign, and Merger Sub shall purchase and assume, the computer equipment and the software licenses set forth on Section 6.18 of the Seller Disclosure Schedule. In consideration of sale and assignment described in the previous sentence, Buyer shall pay Parent at the Effective Time an amount equal to the net book value of such equipment as of the Closing Date. Merger Sub shall not be required to pay any third party in connection with the transfer of such software licenses. The agreement shall provide that the equipment and licenses shall be made available to Merger Sub as of the Effective Time and Merger Sub shall be responsible for moving the equipment. In the event that Merger Sub, after exercising commercially reasonable efforts, is unable to relocate the equipment to Albuquerque and to operate the equipment effectively in Albuquerque following the Effective Time, then Parent agrees to provide operation of the equipment for up to three months following the Effective Time, provided that Merger Sub shall reimburse Parent for reasonable costs incurred in connection with such operation. In addition, the agreement shall provide Merger Sub with reasonable access to the equipment following the Closing for purposes of operating and maintaining the equipment, preparing the equipment for relocation and moving the equipment from Parent's premises.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

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

(b) No Injunctions or Restraints; Illegality. No Judgment or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligations of Buyer and Merger Sub. The obligation of Buyer to effect the Merger is also subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Seller set forth in Section 3.2 (a) and (b) of this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and
     (ii) the representations and warranties of Parent and Seller set forth in this Agreement (other than those set forth in Section 3.2(a) and (b)) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in each case, without regard to any exception or qualification in such representations and warranties relating to materiality or a Material Adverse Effect; provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in this Section 7.2(a)
     (ii) shall be deemed to have been satisfied even if such representations and warranties are not true and correct, unless the failure of any of such representations and warranties to be so true and correct would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank.

(b) Performance of Obligations of Parent and Seller. Each of Parent and Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certificate. Buyer shall have received a certificate signed on behalf of Seller and Parent by an executive officer of Seller and Parent to the effect that the conditions set forth in Sections 7.2(a) and (b) above have been satisfied. No exceptions taken in such certificate will modify Seller's or Parent's representations, warranties, covenants or agreements made or deemed made hereunder or have any effect for purposes of Buyer's closing conditions or indemnity rights hereunder.

(d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.


(e) Consents. The consent, approval or waiver of each Person (other than the Governmental Entities referred to in Section 3.4) whose consent to or approval of the Merger shall be required under any loan or credit agreement, note, mortgage,

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

     indenture, lease, license or other agreement or instrument shall have been obtained and shall remain in full force and effect, other than any consent, approval or waiver the failure of which to obtain or to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Bank. Without limiting the generality of the foregoing, the contract or other third party consents specified in Section 7.2(e) of the Buyer Disclosure Schedule will have been obtained.

(f) Regulatory Approvals. None of the approvals referred to in Section 7.1(a) and no Law enacted, entered, promulgated or enforced by any Governmental Entity after the date hereof shall have imposed any condition or requirement which would be reasonably likely to have or result in a material adverse effect on the economic or business benefits to Buyer of the transactions contemplated by the Agreement.

(g) Financing. Buyer shall have obtained, upon terms and conditions satisfactory to Buyer in its sole and absolute discretion, all financing required to consummate the transactions contemplated hereby and to pay all related fees, costs and expenses.

7.3 Conditions to Obligations of Parent, Seller and the Bank. The obligation of Parent, Seller and the Bank to effect the Merger is also subject to the satisfaction (or waiver by Seller) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in this
     Section 7.3(a) shall be deemed to have been satisfied even if such representations and warranties are not true and correct, unless the failure of any of the representations and warranties to be so true and correct would have, individually or in the aggregate, a Material Adverse Effect on Buyer.

(b) Performance of Obligations of Buyer and Merger Sub. Each of Buyer and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certificate. Seller shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to the effect that the conditions set forth in Sections 7.3(a) and (b) above have been satisfied. No exceptions taken in such certificate will modify Buyer's representations, warranties, covenants or agreements made or deemed made hereunder or have any effect for purposes of Seller's closing conditions or indemnity rights hereunder.

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(d) No Pending Governmental Actions. No proceeding initiated by any Governmental
     Entity seeking an Injunction shall be pending.

(e) Consideration. Subject to Section 2.11, Buyer shall have deposited an amount of cash equal to $67.0 million and the consideration Parent is entitled to receive pursuant to Section 6.18 into escrow as set forth in Section 2.12 and either (i) the Dividend Adjustment Amount shall have been deposited in escrow as provided in Section 2.12 or (ii) Seller shall have in its sole discretion agreed to another procedure for payment of the Dividend Adjustment Amount.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the
Closing:

(a) by mutual written consent of Seller and Buyer;

(b) by either Buyer or Seller upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied by any Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial shall be due to the failure of the party seeking to terminate this Agreement or an Affiliate to perform or observe the covenants and agreements of such party or Affiliate set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(c) by either Buyer or Seller if the Merger shall not have been consummated on or before October 11, 2002, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement or an Affiliate to perform or observe the covenants and agreements of such party set forth herein; provided, however, that at the written request of Buyer such date shall be extended to November 12, 2002 provided that (a) Buyer is able to certify in writing that all regulatory and shareholder approvals and the financing required to consummate the transactions contemplated hereby are reasonably expected to be obtained prior to November 12, 2002 and (b) Buyer delivers to Seller an updated letter from KBW stating that KBW is highly confident that Buyer will be able to obtain the financing required to consummate the transactions contemplated hereby;

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(d) by either Buyer or Seller (provided that the terminating party or an
     Affiliate is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party or one of its Affiliates, which breach is not cured within thirty (30) days following written notice to the party committing (or whose Affiliate is committing) such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of representation or warranty by Seller or an Affiliate) or Section 7.3(a) (in the case of a breach of representation or warranty by Buyer or an Affiliate); or

(e) by either Buyer or Seller (provided that the terminating party or an Affiliate is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party or an Affiliate, which breach shall not have been cured within thirty (30) days following receipt by the party committing (or whose Affiliate is committing) such breach of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing.

8.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (a) Sections 6.2(b), 8.2, 8.3 and 10.1 shall survive any termination of this Agreement and (b) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement; provided, however, that in any instance where the Termination Fee is payable, the receipt of the Termination Fee by Seller shall constitute the sole and exclusive remedy for Parent, Seller and the Bank under this Agreement and neither Buyer nor Merger Sub shall have any further liability under this Agreement.

8.3 Termination Fee.

(a) If this Agreement is terminated by either party for any reason other than termination by Buyer pursuant either to Section 8.1(d) or Section 8.1(e), then Buyer shall pay to Seller in immediately available funds a termination fee in an amount equal to $2 million (the "Termination Fee"); provided, however, that Buyer shall not be obligated to pay the Termination Fee (i) in the event that at the time of termination there is a breach by Seller or Parent of its representations or warranties contained herein which would entitle Buyer not to consummate the transactions contemplated hereby under
     Section 7.2(a) or there is a breach by Seller or an Affiliate of its covenants and other agreements contained herein

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

     which would entitle Buyer to terminate this Agreement under Section 8.1(e) and (ii) if the condition set forth in Section 7.3(e) that the Dividend Adjustment Amount is deposited into the escrow is not satisfied solely because the Banking Board of the State of Colorado has objected to such deposit.

(b) Any payment of the Termination Fee pursuant to this Section 8.3 shall be made within three Business Days after termination of this Agreement by wire transfer of immediately available funds.

8.4 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Closing, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                                 INDEMNIFICATION

9.1 Survival Periods. All representations and warranties of the parties contained in this Agreement, the Seller Disclosure Schedule or any certificate delivered in connection herewith shall survive the Closing and continue for a period of eighteen (18) months following the Closing Date and, if notice of a claim is provided on or prior to the end of such period, such claim shall survive until the final resolution or adjudication thereof, provided that the representations and warranties in Sections 3.1, 3.2, 3.3(b) and 3.16(a) shall survive without limit and provided, further, that the representations and warranties contained in Sections 3.10, 3.23(a), 3.23(b), 3.23(c)(i), 3.23(c)(iv), 3.23(vi), 3.23(d) and 3.23(e) shall not survive the Closing. In addition, the right to indemnification, payment of damages or other remedy shall survive and shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal or inspection (actual or constructive) at any time made by or on behalf of (a) Buyer or Merger Sub in the case of the Parent's and Seller's indemnification of Buyer, and (b) Parent, Seller or the Bank, in the case of Buyer's indemnification of Parent and Seller. Any covenant or other agreement set forth herein shall survive the Closing without limitations.

9.2 Indemnification by Seller and Parent.

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(a) From and after the Closing and subject to the provisions of this Article IX, each of Parent and Seller, jointly and severally, accepts full and exclusive liability for and agrees to pay and to indemnify fully, hold harmless and defend each Buyer Indemnified Party from and against any and all claims, demands, liabilities, damages, penalties, judgments, assessments, losses, costs and expenses in any case, whether arising under strict liability or otherwise (including reasonable attorneys' fees and expenses) (collectively, "Damages"), resulting from, arising out of, based on or relating to:

                       (i) any breach of or inaccuracy in any representation or warranty of Seller or Parent in this Agreement or in any certificate furnished to Buyer pursuant to this Agreement (other than any representations and warranties that do not survive the Closing);

                       (ii) any breach of or inaccuracy in any representation or warranty of Seller or Parent in this Agreement as of the Closing Date (other than any such representation or warranty which, by its terms, is made as of a specific date and other than any representations and warranties that do not survive the Closing), each of which representations and warranties will be deemed for purposes of this Section 9.2(a)(ii) to have been made by Seller and Parent as of the Closing Date; or

                       (iii) any breach of any covenant or agreement made by Seller or Parent in this Agreement or in any certificate furnished to Buyer pursuant to this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 9.2, (i) a breach of a representation or warranty shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any limitation or qualification as to materiality, Material Adverse Effect on the Bank (which instead will be read as any adverse effect or change) or similar language, and (ii) the amount of Damages in respect of any breach of a representation or warranty (including any deemed breach resulting from the application of clause (i)) shall be determined without regard to any limitation or qualification as to materiality, Material Adverse Effect on the Bank (which instead will be read as any adverse effect or change) or similar language set forth in such representation or warranty, it being the intention of the parties hereto that (except as otherwise set forth in this Article IX) the Buyer Indemnified Parties shall be indemnified and held harmless from and against any and all Damages suffered or incurred by any of them resulting from, arising out of, based on or relating to, the failure of any representation or warranty to be true, correct and complete in any respect, determined in each case without regard to any qualification as to materiality or Material Adverse Effect on the Bank or similar language set forth with respect thereto.

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(c)  For the purposes of this Article IX, in computing such individual or aggregate amounts of Damages, the amount of each Damage shall be deemed to be an amount net of any net insurance proceeds and any net indemnity, contribution or other similar payment actually received from any insurer or other third party with respect thereto. A Buyer Indemnified Party (except as otherwise provided below) may, but need not, commence legal or other proceedings to collect indemnity, contribution or other payments from any such insurer or other third party. If a Buyer Indemnified Party elects to do so, the costs and expenses (including reasonable fees and disbursements of counsel) reasonably incurred by the Buyer Indemnified Parties in pursuing any insurance proceeds or indemnity, contribution or other similar payment from any insurer or other third party shall be deemed to be Damages with respect to the matter for which indemnification is being sought, except to the extent such costs and expenses are paid or reimbursed by such insurer or other third party and except that Buyer Indemnified Party shall not be entitled to such costs and expenses incurred after Parent has agreed to pay the Damages with respect to which indemnification is being sought and Parent has requested that Buyer not seek payment from any insurer or third party. If a Buyer Indemnified Party elects not to commence such legal or other proceedings, the Buyer Indemnified Party shall so advise Parent and, if requested by Parent, Buyer, at Parent's election, shall, to the extent permissible, assign the right to pursue the applicable claim or right to payment to Parent (whether by insurance coverage, contribution claims, subrogation or otherwise), and the Buyer Indemnified Party shall reasonably cooperate with Parent, furnish such documents, witness testimony and other evidence, and execute and deliver any and all powers of attorney, instruments of assignment and other documents, as Parent reasonably may request, all at Parent's sole cost and expense, to facilitate Parent's prosecution of the applicable claim or right to payment. If such assignment is not permissible, the Buyer Indemnified Party will at the request of Parent commence legal or other proceedings provided that Parent agrees to pay the Damages and all costs, expenses or other Damages incurred by the Buyer Indemnified Party in such proceeding.

9.3 Indemnification by Buyer. From and after the Closing and subject to the provisions of this Article IX, Buyer agrees to pay and to indemnify fully, hold harmless and defend each Seller Indemnified Party from and against any and all Damages resulting from, arising out of, based on or relating to:

(a) any breach of or inaccuracy in any representation or warranty of Buyer in this Agreement or in any certificate furnished to Seller pursuant to this Agreement; or

(b) any breach of any covenant or agreement made by Buyer in this Agreement or in any certificate furnished to Seller pursuant to this Agreement.

9.4 Indemnification Procedure. For the purposes of administering the indemnification provisions of this Article IX, the following procedures shall apply from and after the Closing Date:

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(a)  An indemnified party shall notify the Indemnitor of any Indemnification
     Event in writing within thirty (30) days following the receipt of notice of the commencement of any action or proceeding or within sixty (60) days of
     (A) the assertion of any claim against such indemnified party or (B) the discovery by such indemnified party of any loss giving rise to indemnity pursuant to this Article IX (any 30-day or 60-day notification requirement shall begin to run, in the case of a claim amended to give rise to an Indemnification Event, from the first day such claim is amended to include any claim that is an Indemnification Event hereunder), such notice to describe in reasonable detail (to the extent known) the basis of such Indemnification Event. The failure to give notice as required by this
     Section 9.4(a) in a timely fashion shall not result in a waiver of any right to indemnification hereunder, except to the extent that the Indemnitor's ability to defend against the event with respect to which indemnification is sought is materially adversely affected by the failure of the indemnified party to give notice in a timely fashion as required by this Section 9.4(a).

(b) If a claim by a third party (a "Third Party Claim") is made against an indemnified party, and if such indemnified party intends to seek indemnity with respect thereto under this Article IX, such indemnified party shall promptly notify in writing the Indemnitor of such claims; provided, that, the failure to promptly notify the Indemnitor will not relieve the Indemnitor of any liability it may have to the indemnified party, except to the extent that the Indemnitor demonstrates that the defense of such Third-Party Claim is prejudiced by the indemnified party's failure to give notice within such time period. The Indemnitor shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith; provided that the Indemnitor shall permit the indemnified party to participate in such settlement or defense through counsel chosen by such indemnified party, provided that the fees and expenses of such counsel shall be borne by such indemnified party. If the Indemnitor so chooses to assume the defense it shall do so promptly and diligently. So long as the Indemnitor is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. If the Indemnitor does not notify the indemnified party in writing within 30 days after the receipt of the indemnified party's written notice of a claim of indemnity hereunder that it elects to undertake the defense thereof or if, after giving such notice, the Indemnitor shall fail to reasonably contest such claim in good faith or shall cease to do so, the indemnified party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnitor shall not, except with the written consent of the indemnified party, enter into any settlement unless (A) there is no finding or admission of any violation of applicable Law, (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor, (C) neither the indemnified party nor any of its Affiliates shall have no liability with respect to any compromise or settlement of such Third Party Claim, and (D) the compromise or settlement provides to all indemnified parties and their Affiliates

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     and agents an unconditional release from all liability with respect to such
     Third-Party Claim or the facts underlying such Third-Party Claim. With respect to any Third-Party Claim subject to the indemnification under this
     Article IX, (i) both the indemnified party and the Indemnitor, as the case may be, shall keep the other party reasonably informed of the status of such Third-Party Claim and any related proceedings at all stages thereof,
     (ii) the parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim and (iii) the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges.

(c) In the event indemnification is requested, the relevant Indemnitor and its Representatives shall have access to the premises, books and records of the indemnified party or parties seeking such indemnification and the Affiliates of the indemnified party or parties to the extent reasonably necessary (i) for the Indemnitor to determine if the indemnification claim relates to an Indemnification Event and (ii) to assist the Indemnitor in defending or settling any action, proceeding or claim; provided, however, that (A) such access shall be conducted in such manner so as not to interfere unreasonably with the operation of the business of the indemnified party (or parties) or their Affiliates and (B) no such access shall be required where such access would jeopardize any attorney-client or work product privilege or contravene any Law, rule, regulation, Judgment or fiduciary duty. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of
     (B) of the preceding sentence apply.

(d) Except as reasonably necessary (i) for the Indemnitor to determine if the indemnification claim relates to an Indemnification Event and (ii) to assist it in defending or settling such action, proceeding or claim, the indemnified party (or parties) and their Affiliates shall not be required to disclose any information with respect to themselves (or former Affiliates), and the indemnified party (or parties) and their Affiliates shall not be required to participate in the defense of any claim to be indemnified hereunder (except as otherwise expressly set forth herein). In addition, the amount of any Damages (including Taxes) for which indemnification is provided under Section 6.7 or this Article IX shall be reduced to take account of any net Tax benefit by the indemnified party arising from the incurrence or payment of any Damages (including Taxes).

(e) Notwithstanding anything to the contrary in this Section 9.4, the Indemnitor shall continue to pay the reasonable attorneys' fees and disbursements and other costs of separate legal counsel for the indemnified parties (as a group) (i) relating to their participation in any Indemnification Event (whether or not the Indemnitor shall have assumed the defense of such Indemnification Event) to the extent such participation relates to a claim or defense that the Indemnitor does not have, cannot assert on behalf of the indemnified party or that the indemnified party shall

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     have reasonably concluded (based on advice of outside counsel) relates to a claim or defense as to which the Indemnitor may have a conflict of interest, or (ii) relating to discovery against or testimony of such indemnified party and for participation of such indemnified party's own counsel in such discovery and testimony.

(f) Subject to Section 7.2(c), each indemnified party under this Article IX shall use its reasonable efforts to mitigate liabilities for which it seeks or reasonably anticipates seeking indemnification hereunder.

9.5 Limitations.

(a) Notwithstanding any provision to the contrary contained in this Agreement, the maximum aggregate amount of Damages relating to breaches of representations or warranties payable by Seller and Parent pursuant to Sections 9.2(a)(i) and (ii) of this Agreement shall not exceed $50,000,000.

(b) Notwithstanding any provision to the contrary contained in this Agreement, the maximum aggregate amount of Damages relating to breaches of representations or warranties payable by Buyer pursuant to Section 9.3(a) of this Agreement shall not exceed $50,000,000.

(c) Notwithstanding anything to the contrary contained in this Agreement, no claim shall be made against Parent or Seller for indemnification under
     Section 9.2(a)(i) or (a)(ii) with respect to any Damages unless the aggregate of all such Damages described in clauses (i) and (ii) of Section 9.2(a) shall exceed $1,000,000 (the "Basket"), and Parent and Seller shall only be required to pay or be liable for any such Damages arising under such clauses (i) and (ii) of Section 9.2(a) to the extent that their aggregate amount exceeds the Basket, and then only with respect to Damages incurred in excess of such amount, provided, however, that the Basket contained in this Section 9.5(c) shall not apply to, and dollar-for-dollar recovery shall be available with respect to, Damages suffered, incurred or sustained which arise out of, result from or are attributable to breaches of any of the representations or warranties contained in Section 3.2.

(d) Notwithstanding any other provision to the contrary, in no event shall Buyer, on the one hand, or Parent or Seller, on the other hand, be liable to the other for any consequential or punitive Damages resulting from any breach of this Agreement except to the extent that they are recovered against a Buyer Indemnified Party or a Seller Indemnified Party as an indemnified party with respect to an indemnified Third Party Claim.

9.6 Exclusive Remedy. Except as provided in Sections 6.7 and 10.6, the right to indemnification, if any, with respect to breaches of representations, warranties and covenants pursuant to this Article IX shall after Closing constitute the sole and exclusive

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     remedy with respect thereto, shall preclude any other monetary award
     (whether at law or in equity) and shall preclude assertion by any party hereto of any right to any such monetary award from the Indemnitor.

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                                   ARTICLE X

                               GENERAL PROVISIONS

10.1 Expenses. Except as may be contemplated by Section 6.7(g), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  if to Buyer, to:

                                  First State Bancorporation
                                  7900 Jefferson NE
                                  Albuquerque, New Mexico  87109

                                  Attention:   Brian Reinhardt
                                               Chief Financial Officer

                                  with a copy to:

                                  Skadden, Arps, Slate, Meagher & Flom LLP
                                  1600 Smith, Suite 4400
                                  Houston, Texas 77002
                                  Attn:  Frank Ed Bayouth II

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and

                  if to Parent or Seller, to:

                                Washington Mutual Finance Corporation
                                8900 Grand Oak Circle
                                Tampa, FL  33637
                                Attention:  Dan Gilbert, Chief Executive Officer

and

                                Washington Mutual, Inc.
                                1201 Third Avenue, WMT 1601
                                Seattle, WA 98101
                                Attention:  Todd Baker, Executive Vice President

and

                                Washington Mutual, Inc.
                                1201 Third Avenue, WMT 1706
                                Seattle, WA 98101
                                Attention: Carey M. Brennan, Senior Vice
                                President and Assistant General Counsel

                                with a copy to:

                                Heller Ehrman White & McAuliffe LLP
                                701 Fifth Avenue, Suite 6100
                                Seattle, WA 98104
                                Attention: Bernard L. Russell

10.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.4 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

10.5 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of New York, without regard to any applicable conflicts of law provisions thereof.

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10.6 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that Sections 6.4, 6.6 or 6.12 of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Sections 6.4, 6.6 or 6.12 this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.8 Publicity. Except as otherwise required by Law or the rules of the New York Stock Exchange or The NASDAQ Stock Market, so long as this Agreement is in effect, neither Buyer, Parent nor Seller shall, or shall permit any of its Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other parties, which consent shall not be unreasonably withheld or delayed.

10.9 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

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                                                                     Exhibit 2.1

     IN WITNESS WHEREOF, Buyer, Merger Sub, Parent, Seller and the Bank have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                            FIRST STATE BANCORPORATION


                            By:     /S/   MICHAEL R. STANFORD
                                ----------------------------------------------
                                Name: Michael R. Stanford
                                Title: President & CEO

                            FIRST STATE BANK OF TAOS


                            By:     /S/   MICHAEL R. STANFORD
                                ----------------------------------------------
                                Name: Michael R. Stanford
                                Title: President & CEO

                            FIRST COMMUNITY INDUSTRIAL BANK


                            By:     /S/   TODD H. BAKER
                                ----------------------------------------------
                                Name:     Todd H. Baker
                                Title:    Vice President of Mergers &
                                                    Acquisitions

                            WASHINGTON MUTUAL FINANCE
                            CORPORATION

                            By:     /S/  RICHARD M. LEVY
                                 ---------------------------------------------
                                 Name: Richard M. Levy
                                 Title: Senior Vice President

                            BLAZER FINANCIAL CORPORATION


                            By:     /S/  RICHARD M. LEVY
                                ----------------------------------------------
                                Name: Richard M. Levy

                                Title: Senior Vice President